ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          NORTHLAND CRANBERRIES, INC.,

                                       AND

                            SENECA FOODS CORPORATION



                                DECEMBER 2, 1998


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                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

1.  PURCHASE AND SALE OF ASSETS................................................2
    1.1.     Assets to be Transferred..........................................2
    1.2.     Excluded Assets...................................................6
2.  ASSUMPTION OF LIABILITIES..................................................7
    2.1.     Liabilities to be Assumed.........................................7
    2.2.     Liabilities Not to be Assumed.....................................8
3.  PURCHASE PRICE - PAYMENT..................................................11
    3.1.     Purchase Price...................................................11
    3.2.     Payment of Purchase Price........................................11
    3.3.     Determination of Net Asset Value.................................13
    3.4.     Other Payments and Adjustments...................................17
    3.5.     Allocation of Purchase Price.....................................17
4.  REPRESENTATIONS AND WARRANTIES OF COMPANY.................................17
    4.1.     Corporate........................................................18
    4.2.     Authority........................................................18
    4.3.     No Violation.....................................................18
    4.4.     Financial Statements.............................................19
    4.5.     Tax Matters......................................................19
    4.6.     Accounts Receivable..............................................20
    4.7.     Inventory........................................................20
    4.8.     Absence of Certain Changes.......................................20
    4.9.     Absence of Undisclosed Liabilities...............................21
    4.10.    No Litigation....................................................22
    4.11.    Compliance With Laws and Orders..................................22
    4.12.    Title to and Condition of Properties.............................24
    4.13.    Insurance........................................................26
    4.14.    Contracts and Commitments........................................27
    4.15.    Labor Matters....................................................29
    4.16.    Employee Benefit Plans...........................................29
    4.17.    Employment Compensation..........................................31
    4.18.    Trade Rights.....................................................31
    4.19.    Major Customers and Suppliers....................................32
    4.20.    Product Warranty and Product Liability...........................33
    4.21.    Affiliates'Relationships to Company..............................33
    4.22.    Sufficiency of Purchased Assets..................................34
    4.23.    Computer Software and Database...................................34
    4.24.    No Brokers or Finders............................................34
    4.25.    Disclosure.......................................................34
5.  REPRESENTATIONS AND WARRANTIES OF BUYER...................................34
    5.1.     Corporate........................................................35
    5.2.     Authority........................................................35

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    5.3.     Northland Stock..................................................35
    5.4.     No Brokers or Finders............................................35
    5.5.     No Violation.....................................................35
    5.6.     SEC Filing; Financial Statements.................................36
    5.7.     Registration.....................................................36
    5.8.     No Brokers or Finders............................................36
    5.9.     Accuracy of Information..........................................36
    5.10.    Disclosure.......................................................37
6.  EMPLOYEES - EMPLOYEE BENEFITS.............................................37
    6.1.     Buyer's Responsibilities; Transferred Employees..................37
    6.2.     Retained Responsibilities........................................39
    6.3.     Payroll Tax......................................................40
    6.4.     Termination Benefits.............................................40
    6.5.     Employee Benefit Plans...........................................40
    6.6.     No Third-Party Rights............................................41
7.  OTHER MATTERS.............................................................41
    7.1.     Title Insurance..................................................41
    7.2.     Surveys  41
    7.3.     Environmental Audits.............................................42
    7.4.     Seneca License Agreement.........................................42
    7.5.     Nonsolicitation of Employees.....................................42
    7.6.     Confidential Information.........................................42
    7.7.     Jackson Sauerkraut Facility Lease and Shared Use Agreement.......43
    7.8.     HSR Act Filings..................................................43
    7.9.     Prosser Co-Packing Agreement.....................................43
    7.10.    Can Supply Agreement.............................................43
    7.11.    Stock Resale Agreement; Prospectus Supplement....................43
    7.12.    Product Liability Matters........................................43
    7.13.    Audit of Juice Division Financial Statements.....................44
    7.14.    Sales Tax Matters................................................44
    7.15.    Unemployment Compensation........................................44
    7.16.    Bulk Sales Compliance............................................44
    7.17.    Post-Closing Cooperation, Access and Records Retention...........44
    7.18.    Transition.......................................................45
    7.19.    Publix LUA Agreement.............................................45
    7.20.    Slotting, Credits, Adjustments, Offsets; Coupons.................46
8.  FURTHER COVENANTS OF COMPANY..............................................47
    8.1.     Access to Information and Records................................47
    8.2.     Bank Accounts....................................................47
    8.3.     Conduct of Business Pending the Closing..........................47
    8.4.     Consents; Transfers of Permits and Licenses......................48
    8.5.     Other Action.....................................................48
    8.6.     Disclosure.......................................................49
9.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...............................49
    9.1.     Representations and Warranties True on the Closing Date..........49

    9.2.     Compliance With Agreement........................................49
    9.3.     Absence of Litigation............................................49
    9.4.     Consents and Approvals...........................................49
    9.5.     Title Insurance; Surveys.........................................49
    9.6.     Financing........................................................50
    9.7.     Hart-Scott-Rodino Waiting Period.................................50
    9.8.     Section 1445 Affidavit...........................................50
    9.9.     Environmental Audit..............................................50
10. CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS.............................50
    10.1.    Representations and Warranties True on the Closing Date..........50
    10.2.    Compliance With Agreement........................................50
    10.3.    Absence of Litigation............................................51
    10.4.    Hart-Scott-Rodino Waiting Period.................................51
    10.5.    Consents and Approvals...........................................51
11. INDEMNIFICATION...........................................................51
    11.1.    By Company.......................................................51
    11.2.    By Buyer ........................................................52
    11.3.    Indemnification of Third-Party Claims............................52
    11.4.    Payment .........................................................53
    11.5.    Indemnification for Environmental Matters........................53
    11.6.    Limitations on Indemnification...................................54
    11.7.    No Waiver........................................................55
12. CLOSING...................................................................55
    12.1.    Documents to be Delivered by Company.............................55
    12.2.    Documents to be Delivered by Buyer...............................57
13. TERMINATION...............................................................58
    13.1.    Right of Termination Without Breach..............................58
    13.2.    Termination for Breach...........................................58
14. RESOLUTION OF DISPUTES....................................................59
    14.1.    Arbitration......................................................59
    14.2.    Arbitrators......................................................60
    14.3.    Procedures; No Appeal............................................60
    14.4.    Authority........................................................60
    14.5.    Entry of Judgment................................................60
    14.6.    Confidentiality..................................................60
    14.7.    Continued Performance............................................60
    14.8.    Tolling. ........................................................60
15. MISCELLANEOUS.............................................................60
    15.1.    Disclosure Schedule..............................................61
    15.2.    Further Assurance................................................61
    15.3.    Disclosures and Announcements....................................61
    15.4.    Assignment; Parties in Interest..................................61
    15.5.    Equitable Relief.................................................61
    15.6.    Law Governing Agreement..........................................62
    15.7.    Amendment and Modification.......................................62

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    15.8.    Notice. .........................................................62
    15.9.    Expenses.........................................................63
    15.10.   Entire Agreement.................................................65
    15.11.   Counterparts.....................................................65
    15.12.   Jointly Drafted..................................................65
    15.13.   Headings.........................................................65
    15.14.   Certain Definitions and Glossary of Terms........................65



                              Disclosure Schedules

Schedule 1.1.(a)                    -     Owned Real Property
Schedule 1.1.(b)                    -     Leased Real Property
Schedule 1.1.(c)                    -     Personal Property
Schedule 1.1.(d)                    -     Personal Property Leases
Schedule 1.1.(e)                    -     Trade Rights
Schedule 1.1.(f)                    -     Contracts
Schedule 1.2.(f)                    -     Jackson Sauerkraut Assets
Schedule 2.1.(a)                    -     Final Closing Balance Sheet
Schedule 2.2.(h)                    -     Environmental Liabilities
Schedule 4.1.(c)                    -     Qualification
Schedule 4.1.(d)                    -     Subsidiaries
Schedule 4.3                        -     No Violation (Company)
Schedule 4.4                        -     Financial Statements
Schedule 4.5.(b)                    -     Tax Audits
Schedule 4.5.(a)                    -     Tax Returns
Schedule 4.6                        -     Accounts Receivable
Schedule 4.7                        -     Inventory Off-Premises
Schedule 4.8                        -     Certain Changes
Schedule 4.9                        -     Off-Balance Sheet Liabilities
Schedule 4.10                       -     Litigation Matters
Schedule 4.11.(a)                   -     Compliance with Laws and Orders
Schedule 4.11.(a)(i)                -     Nuisances and Tortious Interference
Schedule 4.11.(b)                   -     Permits and Licenses
Schedule 4.11.(c)                   -     Environmental Matters
Schedule 4.12.(a)                   -     Liens
Schedule 4.12.(c)                   -     Real Property
Schedule 4.13                       -     Insurance
Schedule 4.14.(c)                   -     Purchase Commitments
Schedule 4.14.(d)                   -     Sales and Commitments
Schedule 4.14.(e)                   -     Contacts for Services
Schedule 4.14.(g)                   -     Collective Bargaining Agreements
Schedule 4.14.(j)                   -     Burdensome or Restrictive Agreement
Schedule 4.14.(k)                   -     Material Contract

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Schedule 4.14.(l)                   -     No Default
Schedule 4.15 (b)                   -     Labor Disputes
Schedule 4.16.(a)                   -     Employee Benefit Plans and Agreements
Schedule 4.17                       -     Employment Compensation
Schedule 4.19.(a)                   -     Major Customers
Schedule 4.19.(c)                   -     Sales Representatives
Schedule 4.20                       -     Product Warranty and Product Liability
Schedule 4.21.(a)                   -     Contracts with Affiliates
Schedule 4.21.(b)                   -     No Adverse Interests
Schedule 4.23                       -     Computer Software and Database
Schedule 5.5                        -     No Violation (Buyer)
Schedule 6.1(a)                     -     Non-Union Employees
Schedule 6.1.(c)                    -     Union Employee
Schedule 9.4                        -     Consents and Approvals
Schedule 7.19.(b)                   -     Frozen LUA Agreement





                                    EXHIBITS

Exhibit A                           -     License Agreement
Exhibit B                           -     Lease and Shared Use Agreement
Exhibit C                           -     Contract Packing Agreement
Exhibit D                           -     Can Supply Agreement
Exhibit E                           -     Stock Resale Agreement
Exhibit F                           -     Opinion Letter of Seller
Exhibit G                           -     Opinion Letter of Buyer

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT (this "Agreement") dated December 2, 1998, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Buyer"), and SENECA FOODS CORPORATION, a New York corporation ("Company").

                                    RECITALS

          A. Company, through its Eastern Juice Division, is engaged in the business of producing, packaging, marketing, distributing and selling, under the Company's brand and customers' private labels, grape juice, apple juice and cider products and other shelf-stable juices, drinks and concentrates and is engaged in the co-packing of such products for other producers (the "Juice Division").

          B. The facilities of the Juice Division consist of the following:

          1. A bottling plant and warehouse facility located in Mountain Home, North Carolina (the "Mountain Home Plant");

          2. A bottling plant and warehouse facility located in Dundee, New York (the "Dundee Plant");

          3. A  bottling  plant  and  warehouse  facility  located  in  Jackson,
     Wisconsin,   [together  with   approximately   200  acres  of  neighboring,
     undeveloped land] (the "Jackson Plant");

          4. A warehouse facility and distribution center located in Eau Claire, Michigan (the "Eau Claire Distribution Center"); and

          5. A bulk fruit receiving station located in Portland, New York (the "Portland Receiving Station").

All of the above facilities are more particularly described on Schedule 1.1.(a) and are hereinafter collectively referred to as the "Purchased Facilities").

          C. Company has a Western Juice Division with processing plants and storage and distribution facilities located in various locations in the State of Washington (the "Western Facilities") which will not be sold to Buyer pursuant to this Agreement. Company also has facilities located in Covington, Kentucky and Buckley, Michigan, that are carried in its books as part of its Eastern Juice Division which are not juice production facilities (the "Non-Juice Facilities") and which will not be sold to Buyer pursuant to this Agreement.

          D. A portion of the Juice Division products are produced, packaged and distributed using the Western Facilities, which business, together with the business of the Juice Division out of the Purchased Facilities, constitutes the "Juice Division Business."

          E. The Jackson Plant includes a sauerkraut processing plant (the "Jackson Sauerkraut Facility") that will be leased back to Company as provided in this Agreement. Although the Jackson Sauerkraut Facility and certain of the fixtures and equipment located therein will be part of the "Purchased Assets" (as hereinafter defined), the business and operations of Company at the Jackson Sauerkraut Facility shall not be considered to be part of the Juice Division or the Purchased Assets.

          F. Buyer desires to purchase from Company, and Company desires to sell to Buyer, the property, assets and business of the Juice Division.

          G. Capitalized Terms not defined in the body of the text as they first appear are defined in Section 15.14 hereof.

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.     PURCHASE AND SALE OF ASSETS

       1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Company shall sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries or affiliates of Buyer as designated by Buyer), free and clear of all liens and encumbrances (except as noted in
Schedule 4.12.(a) and Permitted Real Property Liens (as defined in Section 4.12.(a))), and Buyer shall purchase and accept all of Company's right, title and interest in, to and under the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of its Juice Division, including all such business, rights, claims and assets located at the Purchased Facilities, together with all rights and privileges associated with such assets and with the Juice Division, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased
Assets"). The Purchased Assets shall include, but not be limited to, the following:

              1.1.(a) Owned Real Property. All of the real property, including fixtures, buildings, improvements, and all appurtenant rights owned by Company described on Schedule 1.1.(a) as associated with the Purchased Facilities (collectively, the "Owned Real Property").

              1.1.(b) Leased Real Property All of the leases of real property with respect to real property leased by Company (the "Real Property Leases") described on Schedule 1.1.(b) with respect to the real property described thereon (the "Leased Real Property").

              1.1.(c) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Company in connection with the business operations of the Juice Division or the operation or maintenance of the Purchased Facilities on the Closing Date or located on the Owned Real Property including, without limitation, the items of personal property described on Schedule 1.1(c) as associated with the Purchased Facilities (but excluding any such personal property located at the Western Facilities and used primarily in the operation and maintenance of the Western Facilities and excluding all personal property used for the Company's general and management functions which is not used primarily in the operation or administration of the Juice Division).

              1.1.(d) Inventory. All inventories of raw materials, work-in-process and finished goods and service and repair parts, supplies and components held for resale by the Juice Division, together with related labels and packaging materials, that are located on or in transit to the Owned Real Property on the Closing Date and all juice product inventories carrying the Seneca brand or the brands which are included in the Juice Division Trade Rights, together with related labels and packaging materials, located at the Company's Prosser, Washington facility (collectively the "Inventory").

              1.1.(e) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Company described in Schedule 1.1.(e) (the "Personal Property Leases") as being associated with any of the Purchased Facilities.

              1.1.(f) Trade Rights. All the Company's interest in any trade rights used or held for use in connection with ------------- the business and operation of the Juice Division (the "Juice Division Trade Rights"), other than the "SENECA" brand name and related trademark rights to be licensed to Buyer as described in Sections 1.1.(k) and 7.5 hereof. As used herein, the term Trade Rights" shall mean and include: (i) trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) copyrights and all other rights associated therewith and the underlying works of authorship; (iii) patents and all proprietary rights associated therewith; (iv) contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof. The Juice Division Trade Rights include the Trade Rights described in
       Schedule 1.1.(f) attached hereto.

              1.1.(g) Contracts

                     (i) Contracts in General.  All Company's  rights in, to and under all contracts, purchase orders and sales orders (hereinafter "Contracts") of Company pertaining exclusively or primarily to the Juice Division, including without limitation the Contracts described on Schedule 1.1.(g). To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their "Reasonable Best Efforts" to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. Until such consent is obtained or if it is not obtained, Company shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under such relevant contract, including appointing Buyer to act as its agent to perform all of Company's obligations under such relevant Contract, and collecting and promptly remitting to Buyer all compensation payable pursuant thereto and enforcing, for the account and benefit of Buyer, any and all rights of Company against any other person arising out of the breach or cancellation thereof by such other person or otherwise; provided that to the extent that Buyer requires Company to undertake any services or take any action in furtherance of the performance of such Contract, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and that shall be mutually acceptable to the parties; and provided further that, if and to the extent that such an agreement or arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract (other than the Westfield Maid Cooperative Agreement described in Section 1.1.(g)(ii)) and any such Contract shall not be deemed to be a Purchased Asset hereunder. The "Purchase Price" (as defined in Section 3.1) shall not be reduced by reason of the inability to transfer (by assignment, subcontract or otherwise) to Buyer any such Contract on or after the Closing Date. Each party shall be responsible for all of its internal costs and expenses incurred by it in connection with the actions required by it under this subsection.

                     (ii)  Westfield  Maid   Cooperative   Agreement.   All  the
              Company's rights in, to and under the Marketing Agreement between Company and Westfield Maid Cooperative, Inc. ("Westfield Maid") dated August 1, 1972 (the "Westfield Maid Agreement"). This Agreement shall not constitute an assignment or an attempted assignment of the Westfield Maid Agreement to the extent such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their Reasonable Best Efforts (without any requirement on the part of Buyer to pay any money or to agree to any change in the terms of such Agreement) to obtain the consent of Westfield Maid to the assignment of the Westfield Maid Agreement to Buyer and to obtain the release of Company from any liability under such Agreement following such assignment. If the consent of Westfield Maid is obtained, but the parties are not able to obtain a release of Company from Westfield Maid, Buyer will agree to indemnify and hold Company harmless for and from any liability that may accrue to Company under the Westfield Maid Agreement following its assignment to Buyer. In the event the consent of Westfield Maid to such assignment is not obtained, Company and Buyer shall enter into an agreement providing for the pressing of grapes at the Purchased Facilities by Buyer in order to permit Company to fulfill its obligations under the Westfield Maid Agreement and such other reasonable agreements and arrangements designed to provide for the transfer of the obligations intended to be assumed and the benefits intended to be assigned to Buyer under such agreement, including the enforcement at the cost and for the account of Buyer of any and all rights of Company against Westfield Maid arising out of the breach or cancellation thereof by Westfield Maid.

              1.1.(h) Computer Software. All computer source codes, programs and other software of Company, if any, used exclusively in connection with the operations of the Juice Division at any of the Purchased Facilities, including all machine readable code, printed listings of code, documentation and related property and information of the Juice Division.

              1.1.(i) Literature. All sales literature, promotional literature, catalogs and similar materials of Company as associated with the Juice Division.

              1.1.(j) Licenses; Permits. All transferable licenses, permits, approvals, certifications and listings of Company as associated with the Purchased Facilities or the Juice Division.

              1.1.(k) Seneca License. A sole and exclusive, royalty-free, 99-year license to use the Seneca trademark in association with juice, juice beverages, cranberry sauce, dried cranberries, retail and food service concentrates (shelf-stable and frozen) for juice and juice beverages, to be granted pursuant to the license agreement described in
       Section 7.4 hereof, provided that Company shall retain the right to use the Seneca trademarks in connection with all other activities, products and product groups not listed above, including without limitation those trademarks listed in Schedule 1.2.(d).

              1.1.(l) General Intangibles. All goodwill, all prepaid expenses, advances and deposits, all causes of action arising out of occurrences before or after the Closing, and all other intangible rights and assets of the Company as associated with the Purchased Facilities (other than the Jackson Sauerkraut Facility and the goodwill and other rights associated with Company's sauerkraut operations therein) or the Juice Division.

              1.1.(m) Records and Files. All records and files of Company of every kind located at the Purchased Facilities (except records and files pertaining primarily to the Jackson Sauerkraut Facility and Company's Sauerkraut operations therein) on the Closing Date or relating specifically to the aforementioned assets or the Juice Division, including, without limitation, transferring invoices, customer and vendor lists, engineering design plans, blueprints and as-built plans, specifications, designs, drawings, operating, safety and maintenance manuals, Transferring Employee Records, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of the Juice Division.

       1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept any of the assets of Company not constituting the assets and business of the Juice Division and the following assets, whether or not associated with the Juice Division, (collectively the "Excluded Assets"):

              1.2.(a) Cash and Cash Equivalents. All cash and cash equivalents and bank deposits.

              1.2.(b) Investments. Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, interests in joint ventures, partnership, limited liability companies and other entities.

              1.2.(c) Notes and Accounts Receivable. All notes, drafts and accounts receivable of Company or the Juice Division.

              1.2.(d) Names. The name "Seneca" "Seneca Foods Corporation", or any related or similar names logos, designs and trademarks using the Seneca names, except to the extent the rights to such names are licensed pursuant to the license described in Sections 1.1.(k) and 7.4 hereof. Among other things, items excluded pursuant to this Section 1.2.(d) include the right to use the name, brand and logos of "Seneca" and Seneca Foods Corporation in the business of industrial juice concentrates, applesauce, fruit chips and vegetable products.

              1.2.(e) Western Facilities and Non-Juice Facilities. The real property, personal property, inventory, contracts, records and other properties and assets located on or associated solely with the Western Facilities and the Non-Juice Facilities.

              1.2.(f) Jackson Sauerkraut Assets. The machinery, equipment, tools, supplies and spare parts, other personal property located in the Jackson Sauerkraut Facility to be leased back to Company pursuant to
       Section  7.7 hereof and  associated  with the  vegetable  and  sauerkraut operations of Company located therein, but only to the extent specifically described on Schedule 1.2.(f) (the "Jackson Sauerkraut Assets").

              1.2.(g) Consideration. The consideration delivered by Buyer to Company pursuant to this Agreement and the rights of Company under this Agreement and under the documents to be delivered to Company at the Closing.

              1.2.(h) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

              1.2.(i)  Corporate   Franchise.   Company's   franchise  to  be  a
       corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having principally to do with the corporate organization and capitalization of Company. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof as to items associated with the Juice Division or the transactions effectuated pursuant to this Agreement.

              1.2.(j) Obligations of Affiliates. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Company. For purposes of this Agreement, the term "Affiliate" shall mean and include all directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living (not more remote than first cousin) and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

              1.2.(k) Personnel Records. All personnel records other than Transferring Employee Records, provided that the Company may, in its discretion, retain copies of any or all of the Transferring Employee Records.

              1.2.(l) Non-Valued Inventory. All Inventory of Seller which is assigned no value in the determination of Net Asset Value pursuant to the procedures set forth in Sections 3.3.(c) and 3.3.(c)(v)(2) hereof.

2.     ASSUMPTION OF LIABILITIES

       2.1.  Liabilities  to be  Assumed.  As used in this  Agreement,  the term
"Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of the Juice Division (collectively the "Assumed Liabilities"):

              2.1.(a) Final Closing Balance Sheet Current Liabilities. The accounts payable and accrued current Liabilities (excluding Debt Obligations) of the Juice Division reflected or reserved against on the Final Closing Balance Sheet (as hereinafter defined), but only in the amounts so reflected or reserved. By way of illustration, the Final Closing Balance Sheet Juice Division current Liabilities under this
       Section 2.1.(a) if the Closing were as of June 27, 1998, would have been $11,505,000 as shown on Schedule 2.1.(a).

              2.1.(b) Contractual Liabilities. Company's Liabilities arising from and after the Closing Date under and pursuant to the following
       Contracts:

                     (i) All  Contracts  described in any of Schedules  1.1.(b),
              l.1.(e), 1.1.(g) or 4.14.(l); and

                     (ii) Every Contract entered into by Company in the ordinary course of the Juice Division business following the date of this Agreement which does not involve consideration or other expenditure by Company payable or performable on or after the Closing Date in excess of $50,000 or performance over a period of more than six months. Contractual Liabilities which are not otherwise assumable pursuant to the foregoing sentence shall be "Assumed Contracts" and shall be assumed by Buyer if entered into after consultation and written consent by Buyer, except, in each case, to the extent the liabilities and obligations under such Contracts, but for a breach or default by Company, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent that the same arise out of any such breach or default or out of any event which, after the giving of notice, would constitute a default. The Contracts described in subsections 2.1.(b)(i) and (ii) above are hereinafter collectively described as the "Assumed Contracts."

              2.1.(c) Liabilities Under Permits and Licenses. Company's Liabilities arising from and after the Closing Date under any transferable permits or licenses listed in Schedule 4.11.(b) and assigned to Buyer at the Closing.

              2.1.(d) Transferred Employees. All liabilities and obligations with respect to accrued compensation, benefits, vacation and holiday pay and other rights and entitlements under Company's written practices and procedures due to the Transferred Employees and Transferred Union Employees of Company to be employed at the Purchased Facilities after the Closing Date for which the Buyer is responsible pursuant to Section 6.1.

              2.1.(e) Mountain Home Deed of Trust. Company's Liabilities under the promissory note secured by deed of trust for the real property located in Mountain Home, North Carolina, a copy of which is attached hereto as Schedule 2.1.(e).

It is understood and agreed that nothing in this Section 2.1 shall constitute a waiver or release of any claims arising out of the contractual relationships between Company and Buyer.

       2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company, whether or not relating to the Juice Division or the Purchased Assets. Notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company (the "Excluded Liabilities"):

              2.2.(a) Excluded Assets. Any Liabilities or obligations of Company in respect of any Excluded Assets or other assets of Company which are not Purchased Assets;

              2.2.(b) Certain Contracts. The Liabilities of Company under and pursuant to the following contracts and leases:

                     (i) 1999 Business  Agreement  dated June 19, 1998,  between
              Company and Valassis Communications, Inc.

                     (ii) Collective  Bargaining  Agreement  between Company and
              Drivers, Salesmen, Warehousemen, Milk Processors, Cannery, Dairy Employees and Helpers Union Local 695 effective through January 15, 1999 (the "Union Contract") (except as otherwise provided in
              Section 6.1(c)).

              2.2.(c) Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes, but excluding any North Carolina Highway Use Taxes on vehicles purchased by Buyer (which shall be paid by Buyer).

              2.2.(d) Income and Franchise Taxes. Any Liability of Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

              2.2.(e) Insured Claims. Any Liability of Company insured against, to the extent such Liability is or will be paid by an insurer.

              2.2.(f) Product Liability. Any Liability of Company arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing Date (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise).

              2.2.(g) Debt Obligations. Any long or short-term debt obligations of Company for money borrowed, including overdraft and advances ("Debt Obligations").

              2.2.(h)  Environmental  Liabilities.  Any  Liabilities  arising in connection with any Environmental Action (as defined below) where any such Environmental Action or Liability (i) is related in any way either to any Purchased Asset or Purchased Facility or to Company's or any previous owner's or operator's ownership, operation or occupancy of the Juice Division or the Purchased Facilities and Purchased Assets being transferred to Buyer, or to any other assets of Company, and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date, whether or not known to Company, including, without limitation, any Liability relating to the matters described on Schedule 2.2.(h). As used herein, "Environmental Action" means any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, holding, removal, abatement, remediation, recycling, reclamation, management, presence, disposal, emission, discharge, storage, escape, seepage, leakage or release of, or threatened release of, any Hazardous Substances (as defined below) in any location. As used herein "Hazardous Substance" means pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including without limitation asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law (as defined in Section 4.11.(c)). The Liabilities described in this Section 2.2.(h) include, without limitation, Liabilities arising under any applicable federal or state Environmental Law, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.ss. 9601 et. seq. -- --- ("CERCLA"), but shall not include any Liability described in this Section 2.2.(h) arising after the Closing Date relating to matters, substances or conditions which, as at the Closing Date, do not constitute a violation of any Environmental Law or do not require remediation or corrective action under any Environmental Law.

              2.2.(i) Litigation Matters. Any Liability of Company with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in Schedule 4.10.

              2.2.(j) Infringements. Any Liability of Company to a third party for infringement or misappropriation of such third party's Trade Rights.

              2.2.(k) Transaction Expenses. All Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein.

              2.2.(l) Liability For Breach. Liabilities of Company for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

              2.2.(m) Liabilities to Affiliates. Liabilities of Company to its present or former Affiliates, except obligations for compensation for services rendered as an employee pursuant to plans or practices disclosed in Schedule 4.16.(a).

              2.2.(n) Violation of Laws or Orders. Liabilities of Company for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign
       or  other   (collectively,   "Government   Entities").

              2.2.(o) Jackson Sauerkraut Facility. Any liabilities, obligations or responsibilities relating to (a) Company's property, equipment or machinery within or associated with the Jackson Sauerkraut Facility to be leased back to Company pursuant to Section 7.7 hereof or (b) any of Company's operations on, or usage of, the Jackson Sauerkraut Facility including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (i) any violation or alleged violation of any Environmental Law or (ii) loss of life, injury to persons or property or damage to natural resources.

              2.2.(p) Benefit Plan Liabilities. Except as specifically provided in Section 6.1 hereof, Liabilities obligations or responsibilities of Company relating to any Employee Plan/Agreement (as defined in Section 4.16.(a) hereof), or to any "employee pension benefit plan," as defined in Section 3(2) of ERISA, whether or not terminated, established, maintained or contributed to by Company or any of its ERISA Affiliates at any time or to which Company or any of its ERISA Affiliates are or have been obligated to contribute to at any time ("ERISA Affiliate Plan"); including any liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (ii) relating to a multiemployer plan; (iii) with respect to non-compliance with COBRA or HIPAA; (iv) with respect to noncompliance with any other applicable provision of the Code or ERISA or any other applicable laws; or (v) with respect to any suit, proceeding or claim which is brought against the Buyer with respect to any Employee
       Plan/Agreement or ERISA Affiliate Plan, against any Employee Plan/Agreement or ERISA Affiliate Plan, or against any fiduciary or former fiduciary of any such Employee Plan/Agreement or ERISA Affiliate Plan; or (vi) for claims incurred under or in connection with Company's health plans prior to the Closing Date (whether or not reported); and

              2.2.(q) Termination Liabilities. Liabilities, obligations or responsibilities of Company relating to the employment or termination of employment by Company of any individual (including, but not limited to, any employee of Company), except as expressly assumed by the Buyer pursuant to Section 6.1 hereof.

              2.2.(r) Workers Compensation. Liabilities or obligations of Company arising in connection with or relating to incidents relating to matters covered under workers compensation laws occurring prior to the Closing Date.

3.     PURCHASE PRICE - PAYMENT

       3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be $7,000,000 plus (i) the Net Asset Value and (ii) the assumption of the Assumed Liabilities.

       3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

              3.2.(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

              3.2.(b) Cash and Stock to Company. At the Closing, Buyer (i) shall deliver to Company cash in an amount equal to the sum of $4,000,000 plus the Preliminary Net Asset Value, and shall deliver and issue in Company's name that number of shares of Buyer's Class A Common Stock, $.01 par value ("Northland Stock") that is equal to $3,000,000 divided by the "Northland Stock Value" as of the Closing Date.

              3.2.(c) Adjustment of Purchase Price

                     (i) Interim Adjustment.  In the event that the Closing Date is prior to January 5, 1999, on January 9, 1999 either (A) Company shall pay to Buyer the amount of cash, if any, by which the amount paid to Company on the Closing Date exceeds the sum of (I) the Net Asset Value as reflected on the Interim Closing Balance Sheet, and
              (II) $4,000,000, with no interest; or (B) Buyer shall pay to Company the amount, if any, by which the sum of (I) the Net Asset Value, as reflected on the Interim Closing Balance Sheet, and (B) $4,000,000 exceeds the amount of cash paid to Company on the Closing Date, with no interest. The amount, if any, paid by Company or Buyer pursuant to this Subsection 3.2.(c)(i) shall be referred to herein as the "Interim Adjustment." In the event that the Closing Date is on or after January 5, 1999, there shall be no Interim Adjustment.

                     (ii) Final Adjustment.  On or before the fifth business day following the determination of the Final Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), either (A) Company shall pay to Buyer the amount, if any, by which the sum of the amount paid in cash to Company on the Closing Date plus or minus, as the case may be, the amount of the Interim Adjustment, exceeds the sum of (I) the Net Asset Value, as reflected on the Final Closing Balance Sheet, and
              (II) $4,000,000, together with interest on the amount being paid from the Closing Date to the date of the payment at the rate of six percent per annum; or (B) Buyer shall pay to Company the amount, if any, by which the sum of (I) the Net Asset Value, as reflected on the Final Closing Balance Sheet, and (II) $4,000,000 exceeds the sum of amount paid in cash to the Company on the Closing Date, plus or minus, as the case may be, the amount of the Interim Adjustment, together with interest on the amount being paid from the Closing Date to the date of payment at the rate of six percent per annum.

              3.2.(d) Northland Stock Value. For purposes of this Agreement, Northland Stock Value shall mean the price $0.50 under the closing bid price of Northland Stock on the National Association of Securities Dealers Automated Quotations System ("Nasdaq") exchange on the Closing Date.

              3.2.(e) Method of Payment. All payments of cash under this Section
       3.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

       3.3. Determination of Net Asset Value

              3.3.(a) Definition of Net Asset Value. The term "Net Asset Value " shall mean the dollar amount by which the net book value of the Purchased Assets exceeds the net book value of the Assumed Liabilities, both to the extent as reflected in the Final Closing Balance Sheet, Interim Closing Balance Sheet or Preliminary Closing Balance Sheet, as applicable. Only Purchased Assets and Assumed Liabilities shall be considered in the calculation of Net Asset Value; provided that no value shall be assigned to any of the Purchased Assets (or allocable part thereof) constituting the "Exclusive Premises" for the Jackson Sauerkraut Facility under the lease to be entered into pursuant to Section 7.7 hereof.

              3.3.(b) Preliminary and Interim Closing Balance Sheets

                     (i) Preliminary Closing Balance Sheet. For purposes of determining the Net Asset Value and the Purchase Price payable by the Buyer at the Closing, not less than five business days prior to the Closing Date, Company shall, in consultation with the Buyer, prepare and deliver to Buyer a balance sheet of the Juice Division as of the close of business November 21, 1998 which shall represent Company's reasonable estimate of the Final Closing Balance Sheet had Closing occurred on November 22, 1998 provided that if the Closing Date shall be on or after January 5, 1999, the Company shall deliver a balance sheet of the Juice Division as of the close of business on December 26, 1998; such balance sheet to be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Recent Balance Sheet as defined in Section 4.4 hereof and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Such balance sheet or the accompanying schedules shall contain sufficient detail of the Purchased Assets and Assumed Liabilities for the determination of Net Asset Value. In the event Buyer shall object to any of the information set forth on the balance sheet or accompanying schedules as presented by Company, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and Net Asset Value (the estimated balance sheet as finally determined by the parties pursuant to this subsection is herein referred to as the "Preliminary Closing Balance


              Sheet"). In connection with the determination of the Preliminary Closing Balance Sheet, Company shall provide to Buyer such information and detail as Buyer shall reasonably request.

                     (ii) Interim  Closing  Balance Sheet. In the event that the
              Closing Date is prior to January 5, 1999, Company shall prepare and deliver to Buyer, on or prior to January 6, 1999, a balance sheet of the Juice Division as of the close of business on December 26, 1998, which shall represent Company's reasonable estimate of the Final Closing Balance Sheet had Closing occurred on December 27, 1998, such balance sheet to be prepared following the same procedures and in accordance with the criteria applicable to the Preliminary Closing Balance Sheet in Section 3.2.(b)(i) (the "Interim Closing Balance Sheet").

              3.3.(c) Final Closing Balance Sheet. The balance sheet of Company, prepared as of the Effective Time and certified by Deloitte & Touche LLP, Buyer's independent accountants ("Buyer's Accountants"), shall be prepared as follows:

                     (i) Within 45 days after the Closing Date, Buyer shall deliver to Company a balance sheet of the Juice Division as of the close of business on the business day immediately prior to the Closing Date (hereinafter the "Effective Time"), prepared in accordance with generally accepted accounting principles from the books and records of Company, on a basis consistent with the generally accepted accounting principles theretofore followed by Company in the preparation of the Recent Balance Sheet and in accordance with this Section 3.3, and fairly presenting the financial position of Juice Division as of the Effective Time. The balance sheet shall be accompanied by detailed schedules of the Purchased Assets and Assumed Liabilities and by a report of Buyer's Accountants (A) setting forth the amount of Net Asset Value (as defined above) reflected in the balance sheet, (B) stating that (1) the examination of the balance sheet has been made in accordance with generally accepted auditing standards and
              (2) the balance sheet has been prepared in accordance with generally accepted accounting principles, on a basis consistent with the accounting principles theretofore followed by Company, except as otherwise provided in this Section 3.3, and (C) setting forth the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 3.2.(c) hereof.

                     (ii) Within 30 days  following  the delivery of the balance sheet referred to in (i) above, Company or its independent accountants ("Company's Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.2.(c) hereof. Any such objection shall be made in writing and shall state Company's determination of the amount of the Net Asset Value.

                     (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer or, if no agreement is reached, by Company's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the balance sheet of the Juice Division as of the Effective Time and the calculation of Net Working Capital Adjustment, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Company as follows:

                   Company shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Net Asset Value as finally determined by the Third Accounting Firm and Net Asset Value as reflected in the objection prepared and delivered by Company in accordance with Section 3.3.(c)(ii), and B is equal to the absolute value of the difference (in dollars) between the Net Asset Value as finally determined by the Third Accounting Firm and Net Asset Value as reflected in the report prepared and delivered by Buyer in accordance with Section 3.3.(c)(i). As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of the Juice Division as of the Effective Time as finally determined for purposes of this Article 3, whether by acquiescence of Company in the figures supplied by Buyer in accordance with Section 3.3.(c)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with Section 3.3.(c)(iii).

                     (iv) Buyer agrees to permit Company, Company's Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Juice Division, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer's Accountants and access to representatives of Buyer's Accountants, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with Section 3.3.(c)(i). In addition, Company's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet. Company similarly agrees to permit Buyer's Accountants and their respective representatives, during normal business hours, to have reasonable access to any books and records of Company which do not constitute Purchased Assets, in order to enable them to prepare such balance sheet.

                     (v) Notwithstanding any provision contained herein requiring that the Final Closing Balance Sheet be prepared in a manner consistent with Company's past practices or in accordance with generally accepted accounting principles, the Final Closing Balance Sheet shall be prepared utilizing the following criteria:

                            (1) Prepaid expenses shall be valued at the net book
                     value thereof, provided that (i) there shall be no value assigned to slotting fees or advances paid more than 30 days prior to Closing or paid pursuant to proposals made after August 26, 1998 for which the prior written consent of Buyer was not obtained and (ii) there shall be no value assigned to advances pursuant to the LUA Agreements described in Section 7.19 hereof.

                            (2) Inventory shall be valued in accordance with the
                     following standards: A physical inventory shall be taken by Buyer's Accountants as of the Effective Time.

                            Inventory which relates to discontinued products or which is otherwise obsolete shall not be valued.

                            Inventory (other than (i) cranberry concentrates, (ii) the Inventory listed and described on Schedule 3.3.(c) or (iii) as otherwise agreed to in writing by the parties) which represents more than six months projected requirements based on the prior 12 months' usage of any item of inventory shall not be valued.

                            Only inventory of first quality and good and usable or saleable in the ordinary course of business shall be valued, provided that all cranberry concentrates of first quality shall be valued at Company's cost.

                            Except to the extent otherwise  provided for herein,
                            inventory   shall  be  valued  in  accordance   with
                            Company's past practices at Company's cost.

                            (3) All accrued  liabilities  (which  shall  exclude
                     compensation and all related expenses to be paid by Company at Closing pursuant to Section 3.4) shall be sufficient for the payment in full of the liabilities to which they relate and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year-end balance sheet.

                            (4) No insurance claim relating to damage to or full
                     or partial loss of any property occurring after the date of the Recent Balance Sheet shall be valued in excess of the book value (net of accumulated depreciation) of such property as reflected in the Recent Balance Sheet.

                            (5)   Deferred   costs,   deferred   taxes  and  any
                     intangible assets of the Juice Division shall not be valued.

       3.4. Other Payments and Adjustments. The amount of wages and other remuneration due in respect of periods to and including the Effective Time to employees of Company and the amount of bonuses due to such employees for all such periods will be paid by Company directly to such employees. Except to the extent taken into account on the Final Closing Balance Sheet, Buyer shall receive a credit on the Settlement Date in an amount equal to all vacation and holiday pay unpaid by Company as of the Effective Time attributable to any period or partial period of employment by Company prior to the Effective Time, plus employee payroll taxes applicable thereto due or to become due, for those Transferred Employees and Transferred Union Employees who will be employed by Buyer after the Closing and (i) who have not as of the Effective Time taken vacation, holiday or sick time earned prior to Closing, or (ii) who have not earned vacation, holiday or sick time as of the Effective Time but who would have earned vacation and holiday pay for any such period or partial period of employment prior to the Closing (on a pro rata basis) had they continued as employees of Company to the date when such vacation and holiday pay would have accrued to them.

       3.5.   Allocation  of  Purchase  Price.  The  aggregate   Purchase  Price
(including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets by agreement of the parties prior to Closing, provided that Inventory shall be valued at the lower of cost or market, determined on a per item basis, for purposes of such allocation. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

4.     REPRESENTATIONS AND WARRANTIES OF COMPANY

       Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

       4.1. Corporate

              4.1.(a) Organization. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

              4.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

              4.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect upon (i) the Purchased Assets, (ii) the business, operations or financial condition of the Juice Division, or (iii) the ability of Company to consummate the transactions contemplated hereby. The states in which Company is licensed or qualified to do business by reason of the business or assets of the Juice Division are listed in
       Schedule 4.1.(c).

              4.1.(d) Subsidiaries. Except with respect to the subsidiaries described in Schedule 4.1.(d) ("Subsidiaries"), Company does not own any controlling interest in any corporation, partnership or other entity.

       4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No notice to, meeting of, action by, or approval of any of the shareholders of Company is necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party or to consummate the transaction contemplated hereby or thereby. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

       4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement, the Ancillary Agreements or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of the Juice Division under, any term or provision of the Certificate of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

       4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the unaudited financial statements of the Juice Division consisting of
(i) statement of working capital of the Juice Division as of June 27, 1998; (ii) divisional income statements of the Juice Division for the fiscal years ended March 31, 1997 and March 31, 1998; and (iii) a fixed asset statement of the Juice Division as of June 27, 1998 ("Recent Balance Sheet"). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, provided that in the Recent Balance Sheet and related statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate), have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations, and cash flows of the Juice Division and the Juice Division Business as of the dates and for the years and periods indicated and represent Company's good faith, best estimate of the assets, liabilities and financial position, the results of operations and cash flows of the Juice Division and the Juice Division Business if operated on a stand alone basis (except as described on Schedule 4.4 attached hereto). The Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall be in accordance with the specifications set forth in Article 3.

       4.5. Tax Matters.

              4.5.(a) Tax Returns Filed. Except as set forth on Schedule 4.5.(a), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company and the Juice Division.

              4.5.(b) Tax Audits. The federal and state income tax returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in
       Schedule 4.5.(b), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

       4.6. Accounts Receivable. All accounts receivable of the Juice Division reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business.

       4.7. Inventory. All Inventory of the Juice Division reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, had an aggregate commercial value at least equal to the aggregate value shown on such balance sheet (other than cranberry concentrates) and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market (on an aggregate basis). All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.7, all inventory of the Juice Division is located at the Purchased Facilities. Except as set forth on Schedule 4.7, as of October 29, 1998, the cost of finished goods contained in inventory of the Juice Division constitutes items produced pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company. Neither Company nor, to the knowledge of Company, any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers for the finished goods. All such finished goods are of a quality ordinarily produced in accordance with the requirements of the orders to which such finished goods may be identified, are fit for human consumption, are saleable based on Company's normal sales experience prior to the expiration of their shelf life, if any, and will require no rework with respect to services performed prior to Closing. All packaging, labels and finished goods contained in the Juice Division inventory are in compliance in all material respects as to content, labeling and packaging with applicable laws and regulations (including, without limitation, those of the U.S. Department of Agriculture and U.S. Food and Drug Administration). Schedule 4.7 contains a list of all inventory of Customers of the Juice Division supplied to Company and held by the Company as of June 27, 1998.

       4.8. Absence of Certain Changes. Except as and to the extent set forth in
Schedule 4.8, since the date of the Recent Balance Sheet there has not been:

              4.8.(a) No Adverse Change. Any change in the financial condition, assets, Liabilities, business, prospects or operations of Company which has had or could reasonably be expected to have a Material Adverse Effect on the business or properties of the Juice Division;

              4.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties which has had or could reasonably be expected to have a Material Adverse Effect on the business or properties of the Juice Division;

              4.8.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee, broker, representative or agent of the Juice Division (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement, commission or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

              4.8.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material individually or in the aggregate to the business, financial condition or results of operations of the Juice Division;

              4.8.(e) No Nonordinary Commitments. Any commitment or transaction by Company with respect to the business or properties of the Juice Division (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

              4.8.(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any material properties or assets of the Juice Division, except for the sale of inventory items in the ordinary course of business;

              4.8.(g) No Liens. Any Lien made on any of the properties or assets of the Juice Division, except for Permitted Real Property Liens;

              4.8.(h) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract associated with the Juice Division, or any waiver of material rights thereunder, other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

              4.8.(i) Credit. Any grant of credit to any customer or distributor of the Juice Division on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit with respect to any customer or distributor of the Juice Division;

              4.8.(j) No Accounting Changes. Any change in any method of accounting or accounting practice; or

              4.8.(k) No Unusual Events. Any other material event or condition not in the ordinary course of business of the Juice Division.

       4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 4.9 or with respect to claims or liabilities for which Company will be fully covered by existing insurance policies of Company (other than retention amounts under such insurance policies), the Juice Division does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent in amount and nature with past practice and none of which has or will have a Material Adverse Effect on the business, properties, financial condition or results of operations of the Juice Division. Except as and to the extent described in the Recent Balance
Sheet or in Schedule 4.9, Company has no knowledge of any basis for the assertion against Company of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, known to the Company, which may give rise to Liabilities of the Juice Division, except commercial liabilities and obligations incurred in the ordinary course of the Juice Division's business and consistent in amount and nature with past practice.

       4.10. No Litigation. Except as set forth in Schedule 4.10, there is no Litigation pending or, to the knowledge of Company, threatened against Company, its directors (in such capacity), its business or any of its assets which relates to the Juice Division or which has had or reasonably be expected to have a Material Adverse Effect on the business or properties of the Juice Division, nor does Company know, or have grounds to know, of any basis for any Litigation.
Schedule 4.10 also identifies all Litigation which relates to the Juice Division to which Company or any of its directors have been parties since July 1, 1993. Except as set forth in Schedule 4.10, Company's business and assets relating to the Juice Division are not subject to any Order.

       4.11. Compliance With Laws and Orders

              4.11.(a) Compliance. Except as set forth in Schedule 4.11.(a), the Juice Division (including each and all of its operations, practices, properties and assets) is in compliance in all material respects with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 4.11.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders in connection with the operations or business of the Juice Division. All reports and returns required to be filed by Company with any Government Entity with respect to the Juice Division have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                     (i) Except as set forth on Schedule  4.11.(a),  neither the operation of the business of the Juice Division as it is now conducted, nor any condition existing at any of the Purchased Facilities, can reasonably be expected to in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                     (ii) Company has made all required payments to its unemployment compensation reserve accounts with respect to the operations of the Juice Division with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                     (iii) Company has delivered to Buyer copies of all reports of Company for the past five years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations with respect to the business and operations of the Juice Division. The deficiencies, if any, noted on such reports have been corrected.

              4.11.(b) Licenses and Permits. Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Juice Division and the Purchased Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11.(b) and are in full force and effect. Except as set forth in Schedule 4.11.(b), Company (including its operations, properties and assets) is and has been in compliance in all material respects with all such permits and licenses, approvals, authorizations and consents.

              4.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and CERCLA, as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.11, the business and properties of the Juice Division are in compliance in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company with respect to the business or operations of the Juice Division or the Purchased Facilities relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.11.(c), there are no past or present (or, to the best of Company's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder with respect to the business or operations of the Juice Division or the Purchased Facilities, or which may give rise to any Liability of Company, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation against Company, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance in connection with the business or operations of the Juice Division or the Purchased Facilities.

       4.12. Title to and Condition of Properties.

              4.12.(a) Marketable Title. Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.12.(a) and
       Schedule 4.12.(c), none of which interfere with the use of the property as currently utilized; and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements or other encumbrances, none of which interfere with the use of the property as currently utilized ("Permitted Real Property Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof, except that certain contracts may require the consent to assignment thereof and certain licenses and permits may not be assignable. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a) and Permitted Real Property Liens.

              4.12.(b) Condition. All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except for reasonable wear and tear and such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and, as of the date of this Agreement and the Closing Date are, or will then be, sufficient to carry on the business of the Juice Division as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by the Juice Division are in good condition and repair, reasonable wear and tear excepted, and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems except for minor defects which do not interfere with the use of the buildings, plants and other structures.

              4.12.(c) Real Property. Schedules l.1.(a) and 1.1.(b) set forth all real property owned, used or occupied by Company, or to be acquired by Company in connection with the business of the Juice Division (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon.
       Schedule 1.1.(b) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. Except set forth in Schedule 4.12.(c), there are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Except as set forth in Schedule 4.12.(c), there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. Except as set forth in Schedule 4.12.(c), no public improvements have been commenced and, to Company's knowledge, none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of Hazardous Substances. Except as set forth in Schedule 4.12.(c), Company has no notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

              4.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of the Juice Division is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor nor, to the best of Company's knowledge, has any such condemnation, expropriation or taking been proposed.

              4.12.(e) No Certified Survey Map Required. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property or Leased Real Property pursuant to the terms hereof.

       4.13. Insurance. Set forth in Schedule 4.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Juice Division. Schedule 4.13 includes, without limitation, the carrier, a summary description of coverage, the limits of coverage, retention or deductible amounts, date of expiration, and any pending claims with respect to the business or operations of the Juice Division or the Purchased Facilities in excess of $10,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Juice Division, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events or circumstances with respect to the business or operations of the Juice Division or the Purchased Facilities arising prior to the date hereof. Schedule 4.13 indicates each policy as to which the total incurred losses to date with respect to business or operations of the Juice Division or the Purchased Facilities exceed $50,000. No notice of cancellation or termination has been received with respect to any such policy, and Company has no knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the business or operations of the Juice Division or the Purchased Facilities nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance associated with the business or operations of the Juice Division or the Purchased Facilities. Since July 1, 1993, all products liability and general liability policies maintained by or for the benefit of Company with respect to the business or operations of the Juice Division or the Purchased Facilities have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies with respect to the business or operations of the Juice Division or the Purchased Facilities as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Company knows of no basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all material requirements of law and with the requirements of all material contracts relating to the Juice Division to which Company is a party.

       4.14. Contracts and Commitments.

              4.14.(a) Real Property Leases. Except as set forth in Schedule 1.1.(b), Company has no leases of real property for real property used in the business of the Juice Division.

              4.14.(b) Personal Property Leases. Except as set forth in Schedule 1.1.(e), Company has no leases of personal property used in the business or operations of the Juice Division involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than six months.

              4.14.(c) Purchase Commitments. Except for the Westfield Maid Cooperative Agreement or as set forth in Schedule 4.14.(c), Company has no purchase commitments for inventory items or supplies for use in the business of the Juice Division that, together with amounts on hand, constitute in excess of six months normal usage, or which are at an excessive price, nor does Company have any purchase commitments for equipment with a price in excess of $50,000.

              4.14.(d) Sales Commitments. Except as set forth in Schedule 4.14.(d), Company has no sales contracts or commitments to customers or distributors of the Juice Division which aggregate in excess of $50,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments with respect to the business of the Juice Division except those made in the ordinary course of business, at arm's length.

              4.14.(e) Contracts for Services. Except as set forth in Schedule 4.14.(e), Company has no agreement, understanding, contract or commitment (written or oral) with any officer, employee, agent, consultant, distributor, dealer or franchisee of the Juice Division that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

              4.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with the business or properties of the Juice Division.

              4.14.(g) Collective Bargaining Agreements. Except for the Union Contract or as set forth on Schedule 4.14.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups for any employees of the Juice Division. Copies of all such agreements have heretofore been delivered to Buyer.

              4.14.(h) Partnerships or Joint Ventures. Company is not a party to any partnership, joint venture or similar agreement relating to the Purchased Assets, the operation of the Purchased Assets or the business of the Juice Division in connection therewith.

              4.14.(i) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation that relates to the business or operations of the Juice Division.

              4.14.(j) Burdensome or Restrictive Agreements. Except as set forth on Schedule 4.14.(j), Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially adversely affect or impair the business or operations of the Juice Division. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information relating to the business or operations of the Juice Division, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world in connection with the business or operations of the Juice Division.

              4.14.(k) Other Material Contracts. Company has no lease, license, contract or commitment of any nature relating to the business or operations of the Juice Division involving consideration or other expenditure in excess of $75,000, or involving performance over a period of more than six months, or which is otherwise individually material to the operations of the Juice Division, except as explicitly described in
       Schedule 4.14.(k) or in any other Schedule.

              4.14.(l) No Default. Except as set forth on Schedule 4.14.(l), Company is not in material default under any material lease, contract or commitment relating to the business or operations of the Juice Division, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the Purchased Assets.
       Schedule 4.14.(l) sets forth all delinquent accounts of the Juice division in excess of $5,000 per account as of the date of this Agreement. To the knowledge of Company or except as set forth on Schedule 4.14.(l), no third party is in default under any lease, contract or commitment relating to the business or operations of the Juice Division to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

       4.15. Labor Matters

              4.15.(a) Union Contract. Company is a party to the Union Contract with the International Brotherhood of Teamsters, Drivers, Salesmen, Warehousemen, Milk Processors, Cannery, Dairy Employees and Helpers Union Local No. 695, ("Teamsters Union") which is effective through January 15, 1999, with respect to certain employees of Company located at the Jackson Plant. A copy of the Union Contract, together with all other agreements and understandings with the union referenced therein, have previously been provided by Company to Buyer. Company is not in violation or breach of the Union Contract or any of such other agreements.

              4.15.(b) Labor Disputes. Except as set forth in Schedule 4.15.(b), within the last five years Company has not experienced any labor disputes or any work stoppage due to labor disagreements in connection with the business or operations of the Juice Division. Except to the extent set forth in Schedule 4.15.(b), with respect to the business and operations of the Juice Division (a) Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of Company, threatened; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or affecting Company nor any secondary boycott with respect to products; (d) there is no representation of the employees of Company (other than the employees covered by the Union Contract) by any labor organization and, to the knowledge of Company, there are no union organizing activities among the employees of Company and, to the knowledge of Company, no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a Material Adverse Effect on the business or operations of the Juice Division, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to the knowledge of Company, no such claim therefor exists; (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending in any court or, to the knowledge of Company, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity; and (g) except for the Union Contract or as set forth on Schedule 4.15.(b), no representation has been made to any employee of the Juice Division regarding longevity of employment.

       4.16. Employee Benefit Plans.

              4.16.(a) Disclosure. Schedule 4.16.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance
       agreements   or  plans,   vacation
       and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or, to the knowledge of Company, binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any current or former employees employed by Company at any of the Purchased Facilities, for the operation or maintenance of the Purchased Assets or in connection with the business of the Juice Division ("Juice Division Employees"). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided or made available to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 4.16.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan with respect to the Purchased Facilities or the employees of the Juice Division.

              4.16.(b) Terminations, Proceedings, Penalties, etc.. With respect to Seneca Foods Corporation Employees Pension Benefits Plan ("Pension Plan"):

                     (i) the  Pension  Plan  has not  been  terminated  so as to subject, directly or indirectly, any assets of Company to any Liability or the imposition of any Lien under Title IV of ERISA;

                     (ii) no proceeding  has been initiated or threatened by any
              person   (including  the  Pension  Benefit  Guaranty   Corporation
              ("PBGC")) to terminate any such plan;

                     (iii) no condition or event  currently  exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of the Pension Plan;

                     (iv) the Pension Plan will not be  terminated  prior to the
              Closing Date;

                     (v) no  "reportable  event" (as defined in Section  4043 of
              ERISA) for which notice has not been waived by PBGC regulations has occurred with respect to the Pension Plan; and

                     (vi) the Pension  Plan has not  incurred  any  "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived.

              4.16.(c) Payments and Compliance. With respect to each Employee Plan/Agreement, all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet.

              4.16.(d) Liabilities. Company has not incurred, nor has any event occurred (or condition exist) that reasonably may be expected to result in the Company incurring, any Liability in connection with any Employee Plan/Agreement or any other employee benefit plan or ERISA affiliate plan that could become, on or after the Closing, an obligation or liability of Buyer, or result in the Purchased Assets being or becoming subject to a lien under Title IV of ERISA.

              4.16.(e) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Juice Division Employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Juice Division (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

              4.16.(f) Delivery of Documents. There has been delivered to Buyer the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code and that has obtained such a letter.

              4.16.(g) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

       4.17. Employment Compensation. Schedule 4.17 contains a true and correct list of all Juice Division Employees to whom the Company is paying compensation, including bonuses and incentives, for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies each employee's rate.

       4.18. Trade Rights. Schedule 1.1.(f) lists all Juice Division Trade Rights which are Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(f) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such

Trade Rights are registered. All Juice Division Trade Rights shown as registered in Schedule 1.1.(f) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of the Juice Division, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company and to the knowledge of Company, no other person is infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any registered Juice Division Trade Right listed on Schedule 1.1.(f), and no other person has any right to use any registered Juice Division Trade Right owned or held by Company. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others in connection with the business or operations of the Juice Division. There is no Litigation pending or, to the knowledge of Company, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Juice Division Trade Rights of Company. All registered Juice Division Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company.

       4.19. Major Customers and Suppliers.

              4.19.(a) Major Customers. Schedule 4.19.(a) contains a list of the 15 largest customers, including distributors, of the Juice Division for each of the two most recent fiscal years and for the three-month period ending June 27, 1998 (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year or period. To the knowledge of Company, no customer listed in Schedule 4.19.(a) (other than Buyer and Campbell Soup Co.) has informed Company that it has ceased or will cease to be a customer or has substantially reduced, or will substantially reduce its annual level of purchases for any reason, including the closing of the transactions contemplated herein, but Company can give no assurance that the Juice Division business relationship with any such customer will continue or remain at substantially the same level after Closing. In particular, Company believes that its participation in the LUA program of Publix Super Markets, Inc. ("Publix") has been a key factor promoting its substantial sales to Publix, and Company would not anticipate that it, or any successor to it, could maintain that level of sales without LUA participation.

              4.19.(b) Major Suppliers. Schedule 4.19.(b) contains a list of the
       15 largest suppliers to the Juice Division for each of the two most recent fiscal years and for the three-month period ending June 27, 1998 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year or period. Schedule 4.19.(b) also contains a true and correct list of all contracts for the purchase of fruits, fruit juices and fruit juice concentrate for goods in excess of $50,000, in each case identifying in reasonable detail the term, approximate quantities, price and payment terms. To the knowledge of Company, no supplier listed in
       Schedule 4.19.(b) has informed Company that it has ceased or will cease to be a supplier or has substantially limited the quantity of or materially changed the quality of, or will substantially limit its annual level of goods or services sold to the Juice Division for any reason, including the closing of the transactions contemplated herein, but Company can give no assurance that the Juice Division business relationship with any such supplier will continue or remain at substantially the same level after Closing.

              4.19.(c) Sales Representatives. Schedule 4.19.(c) contains a list by product line of all sales representatives, brokers, dealers, distributors and franchisees of the Juice Division, together with representative copies of all sales representative, broker, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

       4.20. Product Warranty and Product Liability. Schedule 4.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Company of performing product return or warranty obligations for customers of the Juice Division for each of the three preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Company's knowledge are threatened, or which have been asserted or commenced against Company within the last three years, in which a party thereto either requests injunctive relief or alleges damages in excess of $20,000 (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect quality or create an unusual risk of injury to persons or property. Except as set forth on Schedule 4.20, none of the Products has been the subject of any replacement or recall campaign and, to Company's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. Schedule 4.20 identifies each Form 483 issued by the U.S. Food and Drug Administration to Company with respect to Products or the business or operations of the Juice Division during the last three fiscal years and the current fiscal year and a description of the circumstances leading to the issuance of each. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Section 4.20, the term "Products" means any and all products currently, or at any time within the past four years, produced, manufactured, distributed or sold by the Juice Division, or by any predecessor of the Juice Division, under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

       4.21. Affiliates' Relationships to Company.

              4.21.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate with respect to the operation or maintenance of the Purchased Assets or the business of the Juice Division are described on Schedule 4.21.(a).

              4.21.(b) No Adverse Interests. Except as set forth on Schedule 4.21.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with the Juice Division or is competitive with the Juice Division business, excluding, however, any ownership of securities of corporations which are listed on a national securities exchange or traded in a national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation, or (ii) any property, asset or right which is used by Company in the conduct of the business of the Juice Division.

       4.22. Sufficiency of Purchased Assets. The Purchased Assets, together with the Seneca License, include all property and assets, tangible and intangible (including, without limitation, water rights and access rights), and all leases, licenses and other agreements, which are necessary and sufficient to permit Buyer to carry on, or are currently used or held for use in, the operation and maintenance of the Purchased Facilities and other Purchased Assets and the business of the Juice Division as presently conducted, except for nonassignable contracts or other rights, permits, and licenses that have been specifically described as such in the Schedules to this Agreement and all Excluded Assets, including, among other things, software, databases, insurance contractors and Company-wide administrative assets which are used in the business of the Juice Division and are used generally or primarily in the business of other businesses retained by Seneca.

       4.23. Computer Software and Database. Schedule 4.23 identifies and described the functions of all computer software and databases owned, licensed, leased, internally developed or otherwise used in connection with the business and operations of the Juice Division.

       4.24. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

       4.25. Disclosure. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

5.1.     Corporate

              5.1.(a) Organization. Buyer is a corporation duly organized, and validly existing under the laws of the State of Wisconsin.

              5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

       5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

       5.3. Northland Stock. The shares of Northland Stock to be issued to the Shareholder hereunder pursuant to Section 3.2.(d) hereof have been duly authorized for issuance by Buyer and, upon such issuance by Buyer, such shares will be validly issued, fully paid and nonassessable (except for any statutory liabilities for unpaid wage claims and other liabilities to employees under Wisconsin Statutes Section 180.0622(2)(b)). Northland Stock has a par value of $.01 per share and has never been assessed under Section 180.0622(2)(b) of the Wisconsin Statutes. At Closing, Company will be issued such Northland Stock free and clear of all Liens.

       5.4. No Brokers or Finders. Except for Piper Jaffray Inc., neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

       5.5. No Violation. Except as set forth on Schedule 5.5 attached hereto, neither the execution and delivery of the Agreement, nor the consummation by Buyer of the transactions contemplated hereby, (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority; (b) subject to obtaining any consents, approvals or authorizations required under the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Buyer or under any term or provision of (i) the articles of incorporation or bylaws of Buyer or (ii) of any contract, commitment, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, other than contracts, commitments, agreements and the like which, if violated or breached, would not individually or in the aggregate have a Material Adverse Effect on Buyer.

       5.6. SEC Filing; Financial Statements. Buyer has made available to Company complete copies of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the Securities and Exchange Commission ("Commission") since January 1, 1997 (as such documents have since the time of their filing been amended, the "Northland SEC Documents") which are all the documents (other than preliminary material) that Buyer was required to file with the Commission since such date. As of their respective dates, the Northland SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder applicable to such Northland SEC Documents and none of the Northland SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, no misleading. The financial statements of Buyer included in the Northland SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and present fairly (subject, in the case of the unaudited statements, for year-end adjustments of a normal recurring nature) the consolidated financial position of Buyer and its consolidated subsidiary as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

       5.7. Registration. On the Closing Date, all of the shares of Northland Stock to be issued pursuant to this Agreement will be (a) issued in a transaction registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement (as defined below) as filed with the SEC; (b) issued in a transaction registered, qualified, or exempted under all applicable state securities laws; (c) listed on The Nasdaq National Market, subject to official notice of issuance; and (d) saleable and transferable by Company without further registration under the Securities Act of 1933, as amended, or applicable state securities laws, but subject to the Stock Resale Agreement attached hereto as Exhibit A.

       5.8. No Brokers or Finders. Neither Northland nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, except that Northland has retained Piper Jaffray, Inc. to act as financial advisor.

       5.9.  Accuracy  of  Information.  Northland  has  provided  Company  with
Northland's Form S-4 Registration Statement, filed July 22, 1996 (Reg. No. 333-08563) ("Registration Statement"), and copies of the documents incorporated by reference therein (collectively with the Registration Statement, the "Disclosure Documents"). Each of the Disclosure Documents and all other filings by Northland with the SEC, as of the date filed by Northland with the SEC, complied, and in the future will comply, in all material respects with the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and the SEC's rules and regulations promulgated thereunder and did not, as of such dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, since the filing of its Form 10-K on December 1, 1998, Northland has not filed any other documents with the SEC.

       5.10. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6.     EMPLOYEES - EMPLOYEE BENEFITS

       6.1. Buyer's Responsibilities; Transferred Employees

              6.1.(a) Non-Union Employees. Except with respect to those employees identified in a written notice from Buyer to Company prior to Closing and approved by Company, which approval shall not be unreasonably withheld, and except for the "Divisional and Sales Staff Employees" separately dealt with in Section 6.1.(b) below, Buyer agrees to offer employment, in similar positions, with comparable compensation and benefits in the aggregate, and acknowledging prior service with Company, to all non-union, full-time permanent employees of the Juice Division who are presently employed principally in connection with the ownership and operation of Purchased Assets at one of the Purchased Facilities, and who are listed on Schedule 6.1.(a), including those employees on leave of absence (including short-term disability leave if the employee is reasonably expected to return to active employment) or layoff, as of the Closing Date, and Company shall use its Reasonable Best Efforts to have the employees accept such offers. Employees of the Company who accept such offers and who are employed by Buyer immediately after the Closing shall be referred to herein as "Transferred Employees."

              6.1.(b) Divisional and Sales Staff Employees. Beginning on the date of this Agreement and ending five days prior to the Closing Date, Buyer may interview and offer employment, effective as of the Effective Time to any of the divisional and sales staff employees of Company identified on Schedule 6.1.(b) (the "Divisional and Sales Staff Employees") at such compensation and benefits that Buyer shall determine in its sole discretion. Buyer shall provide a written notice to Company at least five days prior to the Closing Date of those Divisional and Sales Staff Employees to whom Buyer has offered or intends to offer employment and Company agrees to use its Reasonable Best Efforts to have such employees accept such offers. Any Divisional and Sales Staff Employees who accept such offers and are employed by Buyer immediately after the Closing Date shall also be considered to be "Transferred Employees" for purposes of this Agreement.

              6.1.(c) Union Employees.

                     (i) Offer of Employment.  Buyer agrees to offer  employment in  similar  positions  to all  employees  of the  Juice  Division represented by the Teamsters Union who are presently employed principally in connection with the ownership and operation of the Purchased Assets, including those employees on leave of absence (including short-term disability leave if the employee is reasonably expected to return to active employment) or layoff, except those employees who are listed on Schedule 6.1.(c). Any union employees who accept such offers and are employed by Buyer immediately following the Closing Date shall be referred to as "Transferred Union Employees." Transferred Union Employees shall also be considered to be Transferred Employees for purposes of this Agreement.

                     (ii) Union Contract.  The Union Contract expires on January
              15, 1999. The parties contemplate Closing Date will occur prior to expiration of the Union Contract. If Closing Date occurs prior to expiration of the Union Contract, Buyer agrees to take one of the following actions prior to or at Closing: (1) assume, with consent of the Teamsters Union, the Union Contract; (2) negotiate a new collective bargaining agreement with the Teamsters Union covering the time period after Closing, under which the Teamsters Union will waive any claims against Company under the Union Contract arising during or based on the time period between Closing Date and January 15, 1999; or (3) indemnify, defend, and hold harmless Company for any liabilities it incurs under the Union Contract arising during the period from Closing Date to January 15, 1999, as a result of the sale of the Jackson facility to Buyer. If the Closing occurs after expiration of the Union Contract, Buyer agrees to recognize the Union as the bargaining representative for the hourly employees at Jackson, and to satisfy its duty to bargain with the Union before making any changes in the terms and conditions of employment for those employees. Buyer agrees to indemnify, defend, and hold harmless Company from any liabilities it incurs as a result of any unlawful failure to bargain by Buyer after Closing with respect to the Jackson facility. Buyer and Company agree they will mutually use their reasonable best efforts to secure a release from the Union of any obligations or liabilities Company has or may have to the bargaining unit employees or the Teamsters Union arising prior to Closing Date under the Union Contract. The parties contemplate this release could either be a stand alone agreement or part of a new collective bargaining agreement between Buyer and the Union or contained in an assignment and assumption agreement.

              6.1.(d) Warn Act Notices. Buyer further agrees to assume responsibility for providing any and all notices which may be required pursuant to state and federal plant closing/mass layoff statutes (including WARN Act and Wisconsin Statutes Section 109.07) for employees of Company losing employment after the Effective Time as a result of transactions contemplated by this Agreement or following the Closing Date for any reason.

              6.1.(e) Vacation Pay. To the extent taken into account on the Final Closing Balance Sheet or credited to Buyer in accordance with
       Section 3.4, Buyer agrees to provide paid vacation or to pay accrued vacation pay to each Transferred Employee substantially in accordance with the Company's vacation policy, to the extent the employee has accrued vacation under the Company's vacation policy through the Effective Time.

Except as provided in Section 6.1.(c) and (e), nothing in this Section 6.1 shall be deemed to require Buyer to employ any such person for any period of time or to maintain any specific benefit plan, provided that any such terminations shall not trigger any liability to Company under the WARN Act and Wisconsin Statutes ss. 109.07 or other state plant closing/mass layoff statutes.

       6.2. Retained Responsibilities. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise under its workers' compensation, life insurance, medical and disability and Family Medical Leave Act programs, brought by, or in respect of, Transferred Employees and Transferred Union Employees and other employees and former employees of the Company, which claims were incurred prior to the Effective Time, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Effective Time.

       For purposes of this Section 6.2, a Benefit Claim shall be deemed to have been incurred prior to the Effective Time as follows:

                     (i) For  workers  compensation  claims,  a claim  shall  be deemed to have been incurred on the date of injury,

                     (ii) For life insurance  claims,  the claim shall be deemed to have been incurred on the date of death,

                     (iii) For claims  under  medical and dental  policies,  the claim shall be deemed to have been incurred on the date on which the covered service is provided, regardless of when the condition or illness occurred or the date of billing for the covered services.

                     (iv) For  disability  claims  for  employees  on  long-term disability or short-term disability that are not expected to return to active employment as of the Effective Time (who are not Transferred Employees), the claim shall be deemed to have been incurred prior to the Effective Time. For

              Transferred Employees on short-term disability who are expected to return to active employment and with respect to whom there is an accrued liability for the estimated disability benefits on the Closing Balance Sheet payable to such Transferred Employee, the claim shall be deemed to have been incurred at the time the benefit accrues to the employee under the applicable program or policy.

       6.3. Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Transferred Employees and Transferred Union Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Effective Time. Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for Transferred Employees and Transferred Union Employees.

       6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Transferred Employees and Transferred Union Employees who may become entitled to such benefits by reason of any events occurring after the Effective Time. If any action on the part of Company prior to the Closing, or if the sale to Buyer of the business and assets of the Juice Division pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of the Juice Division, shall directly or indirectly result in any Liability for severance payments or termination benefits, such Liability shall be the sole responsibility of Company, and Company shall indemnify and hold harmless Buyer against such Liability.

       6.5. Employee Benefit Plans

              6.5.(a) Defined Contribution Plans. With respect to each employee pension benefit plan that is not a defined benefit plan ("defined contribution plan") maintained by Company for any Transferred Employee or Transferred Union Employee (Transferred Employees and Transferred Union Employees are collectively referred to as "Covered Employees" for purposes of this Section 6.5), (i) the eligibility of Covered Employees for a matching contribution under the plan for 1998 shall be determined without regard to any plan provision that would require the Covered Employees to be employed on the last day of the plan year or any plan provision that would disqualify the Covered Employees from receiving a matching contribution as a result of the Covered Employees' termination of employment from the Company in connection with this transaction, and
       (ii) the Company shall vest and make non-forfeitable as of the Closing Date the interest of each Covered Employee in each such defined contribution plan.

              6.5.(b) Defined Benefit Plans. With respect to each employee pension benefit plan that is a defined benefit plan maintained by Company for any Covered Employee, Company shall vest and make non-forfeitable the accrued benefit of each Covered Employee.

              6.5.(c) Confirmation Regarding Terminations. Upon the reasonable request of Company in connection with the distribution of benefits to Covered Employees from employee pension benefit plans, Buyer shall confirm to Company whether the employment of a Covered Employee with Buyer has terminated and the date of such termination.

       6.6. No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Transferred Employees or Transferred Union Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

7.     OTHER MATTERS

       7.1. Title Insurance. Not less than 7 days prior to Closing, Company, shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owners (or lessee's, as the case may be) policies of title insurance with respect to all Owned Real Property and Leased Real Property, together with a copy of each document to which reference is made in such commitments. In the case of Owned Real Property, such policies shall be standard ALTA Form 1992 owner's policies in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of Owned Real Property under Section 3.6 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances and shall include extended coverage deleting all of the standard exceptions). In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to Permitted Real Property Liens, liens described in Schedule 4.12.(a) and such other conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, any gap coverage, zoning 3.1, access, location, owner's comprehensive and contiguity and, if requested by Buyer or Buyer's lender, an endorsement over rights of creditors). Buyer shall pay all of the title insurance premiums incurred pursuant to this Section 7.1.

       7.2. Surveys. Not less than 7 days prior to Closing, Company shall provide to Buyer surveys of all Owned Real Property and all Leased Real Property prepared in accordance with ALTA/ASCM standards, each dated no more than 90 days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments, rights of way, utilities, rights and other matters affecting each such parcel of Owned Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer. Buyer shall pay all of the survey costs incurred pursuant to this Section 7.2.

       7.3. Environmental Audits. Buyer will promptly retain, at its expense, a firm or firms engaged in the regular business of environmental engineering to conduct such environmental audits of the Purchased Facilities and other real estate occupied by the Juice Division as Buyer in its discretion shall consider necessary or appropriate.

       7.4. Seneca License Agreement. At the Closing, Company and Buyer shall execute and deliver to Buyer a license agreement substantially in the form attached hereto as Exhibit A, which shall grant to Buyer the sole and exclusive 99-year Seneca License described in Section 1.1.(k) to use the SENECA trademark in association with juice, juice beverages, cranberry sauce and dried cranberries, and retail and food services concentrates (shelf stable and frozen) for juice and juice beverages.

       7.5. Nonsolicitation of Employees. Subject to the Closing, and as an inducement to the other party to execute this Agreement and complete the transactions contemplated hereby, Company and Buyer each hereby covenants and agrees that for a period of two years from the Closing Date, it will not, directly or indirectly, hire, offer to hire, or solicit for employment any executive- or division manager-level or salaried employee of the other party or any person who, at any time during such two-year period, has been an executive-or division manager-level or salaried employee of the other party, without the prior consent of the other party, until such person has been separated from employment by the other party for at least 90 days.

7.6. Confidential Information. Company shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Juice Division Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder, except that Buyer shall make available to Company such records for use for the purposes of operating its continuing businesses; corporate administration, record keeping and preparation of reports required by insurers and taxing, regulatory and other governmental authorities; and enforcement, defense, dispute resolution and other matters concerning accounts receivable, liabilities, claims and other matters which are, or are related to, Excluded Assets, liabilities, contracts and rights and obligations not acquired by Buyer. For purposes hereof, "confidential information" shall mean and include, without limitation, all Juice Division Trade Rights in which Company has an interest, all Juice Division customer and vendor lists and related information, all information concerning the Juice Division's processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Company. The foregoing provisions shall not apply to any information which is an "Excluded Asset" as defined in Section 1.2, or which relates primarily to one or more Excluded Assets. If at any time after Closing, Company should discover that it is in possession of any records containing the confidential information of Buyer, then the Company shall immediately turn such records over to Buyer, which shall upon request make available to the Company any information contained therein which is not confidential information. Company agrees that it will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Company hereby consents to Buyer's consultation with legal, accounting and other professional advisors to Company concerning advice rendered to Company prior to the Closing regarding the Juice Division Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

       7.7. Jackson Sauerkraut Facility Lease and Shared Use Agreement. At the Closing, Company and Buyer shall enter into a Lease and Shared Use Agreement substantially in the form attached hereto as Exhibit B, which shall provide for a lease of the Jackson Sauerkraut Facility to Company and use of certain common areas and utilities of the Jackson Plant for a lease term and upon certain other terms and conditions to be negotiated in good faith by the parties prior to Closing.

       7.8. HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, each of Company and Buyer shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the parties agree to consult with the other. Company shall pay the filing fees for the HSR application and notification made pursuant to this Section 7.8.

       7.9. Prosser Co-Packing Agreement. At the Closing, Company and Buyer shall enter into a Contract Packing Agreement substantially in the form of Exhibit C, which shall provide for contract packing of Buyer's juice and juice beverage products by Company at its Prosser Plant.

       7.10. Can Supply Agreement. At the Closing, Company and Buyer shall enter into a Can Supply Agreement substantially in the form of Exhibit D, which shall provide for the supply by Company to Buyer of all of Buyer's can requirements for the Juice Division Business.

       7.11. Stock Resale Agreement; Prospectus Supplement. At the Closing, Company and Buyer shall enter into a Stock Resale Agreement substantially in the form of Exhibit E, which shall provide for mutual adjustments based on the resale price of the Northland Stock issued pursuant to Section 3.2.(c) hereof ("Stock Resale Agreement"). No later than the first business day following the Closing Date, Buyer will file with the SEC all necessary supplements or amendments to the Registration Statement required under the Securities Act of 1933 with respect to the Northland Stock and will promptly deliver a copy of all prospectus supplements to Company to facilitate and allow Company's public resale of the Northland Stock under and pursuant to the Registration Statement and the Stock Resale Agreement.

       7.12. Product Liability Matters. At or prior to the Closing, Company at its expense shall cause Buyer to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products manufactured by the Juice Division prior to the Closing Date. At the Closing, Company shall deliver to Buyer one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Buyer at least ten days prior to the effective date of any termination or cancellation of such insurance if such effective date occurs prior to the end of the period referred to in the next sentence. The insurance coverage set forth in this Section shall be maintained by Company in an amount of not less than $1,000,000 for a period of two years following the Closing, with a deductible not exceeding $200,000.

       7.13. Audit of Juice Division Financial Statements. Company shall prepare and deliver to Buyer by the Closing Date complete Financial Statements of its Juice Division and the Juice Division Business for the years ended March 31, 1998 and March 31, 1997 which financial statements shall be prepared in accordance with GAAP. Such financial statements shall be audited by Deloitte & Touche, LLP, Company's accountants, which shall render its unqualified opinion thereon. Buyer shall pay all reasonable expenses of Company's accountants in providing such services.

       7.14. Sales Tax Matters. Prior to Closing, Company shall obtain a Tax Clearance Certificate from the State of Michigan Department of Taxation and Finance, a statement from the North Carolina Department of Revenue certifying that Company has no unpaid North Carolina sales tax liability. Prior to Closing, Buyer shall request a sales and use tax clearance certificate from the Wisconsin Department of Revenue and shall file all necessary reports required for bulk transfers of business assets with the State of New York Department of Taxation and Finance. Within 30 days following Closing, Company shall file all Wisconsin sales and use tax returns due with respect to the Jackson Facility or the sellers permit issued with respect thereto, such that the sales and use tax clearance certificate can be issued.

       7.15. Unemployment Compensation. Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's portion of the Wisconsin unemployment compensation fund applicable to Transferred Employees and Transferred Union Employees at the Jackson Plant, to the extent Buyer elects to transfer and assume such amounts. Company shall also cooperate, at Buyer's request, in any efforts by Buyer to obtain a transfer of any similar fund applicable to Transferred Employees in Michigan, North Carolina and New York, provided such transfer does not adversely affect Company or Company's rating or the taxes, fees, contributions or assessments to be paid by Company with respect to such funds. In connection therewith, Company will execute such documents as Buyer may reasonably request in order to effectuate such transfer.

       7.16. Bulk Sales Compliance. Buyer hereby waives compliance by Company with the applicable provisions of the bulk sales or bulk transfer statutes of any state in which Juice Division assets are located.

       7.17. Post-Closing Cooperation, Access and Records Retention. Company and Buyer will use their respective Reasonable Best Efforts to cause all conditions to its and the other parties' obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effect substantially in accordance with its terms. The parties shall cooperate with each other in such actions and in securing requisite approvals and consents. Each party shall execute and deliver both before and after the Closing Date such further certificates, agreements and other documents and records to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Company and Buyer shall each permit authorized representatives of the other, at all reasonable times after the Closing, access to their offices, records and accounts which relate to Company prior to the closing for the purpose of obtaining any information necessary or desirable for the preparation and filing of any tax returns or other reports to any governmental agency for any period or for any other purpose reasonably related to the rights or obligations of the parties under this Agreement. Without limiting the generality of the foregoing, Buyer will furnish reasonable assistance to Company in matters which pertain to accounts receivable, liabilities, obligations and contract or other rights and obligations retained by Company and not acquired or assumed by Buyer if Company believes that information with respect to claims or liabilities asserted by or against Company is, or may be, available from records or other Purchased Assets acquired by Buyer or from Transferred Employees, Transferred Union Employees or other former employees of Company who have entered Buyer's employment. Such cooperation will include, among other things, giving Company access to inspect records and to consult with such employees, permitting Company, after consultation with Buyer, to copy the records and giving such employees reasonable leave during working hours to meet with representatives of Company, to furnish testimony or render other assistance to Company.

       7.18. Transition. Company will not take any action that is designed or intended to have the effect of discouraging any customer, supplier or other business associate of the Juice Division from maintaining the same business relationships with the Buyer and the Juice Division after the Closing as it maintained with the Division prior to the Closing.

       7.19. Publix LUA Agreements.

              7.19.(a) Shelf-Stable LUA Agreement. Company has made a $1,236,000 payment to Publix Supermarkets, Inc. ("Publix") as a LUA fee pursuant to a LUA proposal accepted August 14, 1998 between Publix and Company, providing for the marketing by Publix of 200,000 cases of Seneca(C) brand apple juice and cider products for cases shipped during the period October 1, 1998 through January 31, 1999 (the "Shelf-Stable LUA Agreement"). Buyer shall pay to Company following Closing on the 20th day of each month beginning January 20, 1999, an amount equal to $1,236,000 multiplied by a ratio, the numerator of which is the number of cases shipped by Buyer during the preceding calendar month and the denominator of which is 200,000, provided that no cases shipped by Buyer shall be included in the numerator to the extent that the total cases shipped by Company and Buyer pursuant to the Publix Marketing Agreement ("Total Cases") exceeds 200,000. Buyer shall be entitled to offset any payments due Company pursuant to this Section 7.19.(a) against any amounts determined to be due to Company pursuant to Section 7.20 below. If Total Cases are less than 200,000, Company may receive any payment and due from Publix under the Shelf-Stable LUA Agreement by reason of the shortfall in Publix purchases.

       If Total Cases exceed 200,000, Buyer will pay to Publix the per case payment for the excess cases due to Publix under the Shelf-Stable LUA Agreement to the extent that the excess cases were shipped by Buyer after Closing.

              7.19.(b) Frozen LUA Agreement. Company has made a $104,908.50 payment to Publix as a LUA fee pursuant to an LUA agreement between
       Publix and Company which has been in effect in 1998 and will be automatically renewed on December 26, 1998 unless terminated by written notice to Publix on or before December 18, 1998 (the "Frozen LUA Agreement"). Publix and Company settle their respective obligations on a quarterly basis, each quarter ending in accordance with Company's fiscal quarter. The only quarter open is the current quarter ending December 26, 1998. The Frozen LUA Agreement provides for the marketing of 27,550 cases in the aggregate for the period September 27, 1998 through December 26, 1998 of the following types of Seneca brand frozen juice products: (1) Apple Juice; (2) Granny Smith Apple Juice; (3) White Grape Juice; (4) Natural Grape Juice; and (5) Cranberry Juice. Schedule 7.19.(b) sets forth the LUA price per case for each type of frozen juice product and the quantity of each type of frozen juice product Publix proposes to purchase from Company.

              On or before January 20, 1999, Buyer shall pay to Company an amount equal to Buyer's shipments post-Closing to Publix of the number of cases of the respective items listed on Schedule 7.19.(b) multiplied by the per-case price indicated in Schedule 7.19.(b) pertaining to each item and to the month of shipment by Buyer. If the total cases shipped in the full quarter for any item are less than the quarterly totals listed in the table, Company may receive any payment due from Publix by reason of the shortfall in Publix purchases. If the total cases shipped exceed the quarterly total for any item, Buyer will pay to Publix the per-case payment for the cases due to Publix under the Frozen LUA Agreement to the extent that the excess cases were shipped by Buyer after Closing. Buyer shall be entitled to offset any payments due Company pursuant to this
       Section 7.19.(b) against any amounts determined to be due to Company pursuant to Section 7.20 below.

       7.20. Slotting, Credits, Adjustments, Offsets; Coupons. On the Closing Date, Company shall provide notices to all customers of the Juice Division to which "slotting" offers remain outstanding, notifying them that such slotting offers are withdrawn and requesting that they contact Buyer with respect to future orders and promotions. All credits, offsets, cash discounts, other discounts, trade allowances and deductions or other adjustments of any nature whatsoever made by customers against invoices or billings of Buyer for products of the Juice Division shipped after the Effective Time that relate to products shipped by Company prior to the Effective Time shall be promptly reimbursed by Company to Buyer. Buyer will prepare and deliver to Company a summary of all such credits, offsets, etc. as of the 1st and 15th days of each month following the Closing setting forth the amount, customer, reason given, if any, and date. Company shall remit the amount of any such adjustments promptly upon receipt of such summary. Buyer shall be entitled to offset any payments due Company pursuant to Section 7.19 above against any amounts due and owing to Buyer pursuant to this Section 7.20.

Company shall be responsible for all redemption costs associated with coupons issued or authorized by Company prior to the Closing Date, regardless of when redeemed.

8.     FURTHER COVENANTS OF COMPANY

       Company covenants and agrees as follows:

       8.1.  Access to Information  and Records.  During the period prior to the
Closing:

              8.1.(a) Information and Records. Company shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the Juice Division as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the Juice Division that Company or its officers, employees, agents, independent accountants or advisors shall have in their custody, except documents pertaining to the representation of Company in connection with the transactions contemplated by this Agreement.

              8.1.(b) Access to Business Contacts. With the prior consent of Company in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with the Juice Division for the purpose of performing Buyer's due diligence investigation.

       8.2. Bank Accounts. Not less than ten days prior to the Closing, Company shall provide to Buyer a list of each bank in which the Juice Division has an account or safe deposit box, the name and number of each such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

       8.3. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

              8.3.(a) No Changes. Company will carry on the business of the Juice Division diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

              8.3.(b) Maintain Organization. Company will take such action as may be reasonably necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Juice Division and will use its Reasonable Best Efforts to preserve the business organization of the Juice Division intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Juice Division.

              8.3.(c) No Breach. Company will not do or omit any act, or permit any omission or act by any Affiliate, employee, or representative, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure on Schedule 4.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

              8.3.(d) No Material Contracts. Without the prior consultation with and written consent of Buyer, no contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company with respect to the Juice Division, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

              8.3.(e) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof with respect to the operations of the Juice Division and the Purchased Assets.

              8.3.(f) Maintenance of Property. Company shall use, operate, maintain and repair all property of the Juice Division in a normal business manner.

              8.3.(g) Interim Financials. Company will provide Buyer with interim monthly financial statements and other management reports for the Juice Division promptly as and when they are available.

              8.3.(h) No Negotiations. Company will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Juice Division, its assets or business or any material part thereof (an "Acquisition Proposal"), and Company shall immediately advise Buyer of the receipt of any Acquisition Proposal.

       8.4. Consents; Transfers of Permits and Licenses. Company will use its Reasonable Best Efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby. Company will use its Reasonable Best Efforts to cause all licenses, permits, approvals, authorizations and consents identified in Schedule 4.11.(b) to be transferred or reissued to Buyer as of the Closing Date and to cooperate fully with Buyer in securing such transfers or reissues to Buyer.

       8.5. Other Action. Company shall use its Reasonable Best Efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

       8.6. Disclosure. Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

       Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

       9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

       9.2. Compliance With Agreement. Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 12.1.

       9.3. Absence of Litigation. No Litigation shall have been commenced or threatened by a party other than Buyer or an affiliate of Buyer, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

       9.4. Consents and Approvals. All approvals, consents and waivers that are set forth on Schedule 9.4 shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Company's sales or expenditures. After the Closing, Company will continue to use its Reasonable Best Efforts to obtain any such consents or approvals, and Company shall not hereby be relieved of any liability hereunder for failure to perform any of its respective covenants or for the inaccuracy of any representation or warranty.

       9.5. Title Insurance; Surveys. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Effective Time, conforming to the specifications set forth in
Section 7.1 hereof.  Buyer shall have received the surveys  described in Section
7.2 hereof conforming to the specifications set forth therein.

       9.6. Financing. Buyer shall have obtained, on terms and conditions reasonably satisfactory to it, approval from Harris Bank & Trust under Buyer's [Term Loan] Agreement for advances sufficient to provide to Buyer all of the financing needed in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Juice Division after the Closing.

       9.7. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

       9.8. Section 1445 Affidavit. Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

       9.9. Environmental Audit. The results of the environmental audit conducted pursuant to Section 7.3 shall not have disclosed any past or present condition, process or practice with respect to the Juice Division or with respect to the Jackson Sauerkraut Facility or the Purchased Facilities or any other any property owned, occupied or operated by the Juice Division which is not in compliance in all natural respects with all applicable Environmental Laws or which otherwise requires remediation under any Environmental Law (except for the conditions described on Schedule 2.2.(g)), if a reasonable estimate by Buyer of the cost of remediation, or the potential liability to third persons (including statutory liability) arising from such condition, process or practice, or the cost of bringing Company or such property into full compliance with all applicable Environmental Laws, would exceed $300,000 in the aggregate with respect to all matters described in this Section.

Buyer may waive any condition set forth in this Article 9 by executing and delivering to Company a written waiver thereof prior to the Closing.

10.    CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

       Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

       10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

       10.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2.

       10.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Company shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation Company will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

       10.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

       10.5. Consents and Approvals. All consents and approvals of the lenders and other entities identified on Schedule 10.5, which consents or approvals are required pursuant to agreements or other commitments of Company, shall have been obtained by Company.

Company may waive any condition set forth in this Article 10 by executing and delivering to Buyer a written waiver thereof prior to the Closing.

11.    INDEMNIFICATION

       11.1. By Company. Subject to the terms and conditions of this Article 11, Company hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from

       11.1.(a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material");

       11.1.(b) the breach of any covenant of Company contained in this Agreement (regardless of whether such breach is deemed "material");

       11.1.(c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Company or any of its directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

       11.1.(d) any Claim against Company, the Purchased Assets or the business of Company not specifically assumed by Buyer pursuant hereto.

As used in this Article 11, the term "Claim" shall include (i) all  Liabilities;
(ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and
reasonable   fees  and
expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

       11.2. By Buyer. Subject to the terms and conditions of this Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Company and its directors, officers, employees and controlling persons from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto; or (d) conduct of the Business by Buyer after the Closing.

       11.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

              11.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

              11.3.(b) Failure to Defend.  If the Indemnifying  Party,  within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

              11.3.(c) Indemnified Party's Rights. Anything in this Article 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim (with the prior written consent of the Indemnifying Party, which shall not unreasonably be withheld), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

       11.4. Payment The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

       11.5. Indemnification for Environmental Matters. Without limiting the generality of the foregoing, Company agrees to indemnify, reimburse, hold harmless and defend Buyer for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Hazardous Substances that
(A) is related in any way to (i) any  Purchased  Asset or Purchased  Facility or
(ii) Company's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets being transferred to Buyer, and
(B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date. Notwithstanding anything in the foregoing to the contrary in this Section 11.5, Company shall not be required to indemnify Buyer with respect to any matter, condition or circumstance described in this Section 11.5 which, at Closing, did not constitute a violation of any Environmental Law or did not require remediation or corrective action under any Environmental Law.

       11.6. Limitations on Indemnification. Except for fraud or any intentional misrepresentation, as to which claims may be brought without limitation as to time or amount:

              11.6.(a) Time Limitation. No claim or action shall be brought under this Article 11 for breach of a representation or warranty after the lapse of two years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                     (i) There shall be no time  limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Sections 4.1, 4.2, 4.11.(c), and 4.12.(a) and Company hereby waives all applicable statutory limitation periods with respect thereto.

                     (ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                     (iii) With respect to Claims described in Sections 11.1.(c)
              and 11.1.(d), there shall be no time limit on claims for indemnification.

                     (iv) With respect to Claims  described in Section  11.5, no claim or action shall be brought after the lapse of seven years following the Closing.

                     (v) Any claim  made by a party  hereunder  by a demand  for arbitration in accordance with Article 14 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                     (vi) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

              11.6.(b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 4.7 (with respect to the fourth and fifth sentences thereof), 4.24 or 5.4, an Indemnified Party shall not be entitled to indemnification under this
       Article 11 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 11 (but for this Section 11.6.(b)) exceeds $300,000 but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties. With respect to claims for breaches of representations or warranties contained in the fourth and fifth sentences of

       Section 4.7, the Buyer shall not be entitled to indemnification under this Article 11 for a breach of such representation or warranty unless the aggregate of the Company's indemnification obligations under this
       Article 11 with respect thereto (but for this Section 11.6.(b)) exceeds $50,000. Company shall not be required to indemnify Buyer for Claims under this Article 11 for breaches of warranties or representations to the extent the aggregate of such Claims exceeds the Purchase Price.

              11.6.(c) Insurance Offset. The obligation of an Indemnifying Party to indemnify any Claim under this Article 11 shall be reduced by any amounts actually and irrevocably recovered by the Indemnified Party with respect to such Claim or the underlying facts under insurance policies,
       (i) net of any increase that will occur, or is reasonably likely to occur, in insurance premiums payable by the Indemnified Party, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy, where the increase results directly from filing the insurance claim and
       (ii) less, dollar for dollar, the amount by which the insurance claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds the policy coverage limit; provided, however, that this subsection shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Nothing contained in this
       Section 11.6.(c) shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after the Closing, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation, except as otherwise expressly provided in this Agreement.

       11.7. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

12.    CLOSING

       The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 at 9:00 A.M. on December 29, 1998 (provided all conditions set forth in Articles 9 and 10 have been waived or satisfied), or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

       12.1. Documents to be Delivered by Company.. At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

              12.1.(a) Deeds, Bills of Sale. Warranty deeds to real estate and bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

              12.1.(b) Compliance Certificate. A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

              12.1.(c) Opinion of Counsel. A written opinion of Jaeckle, Fleischmann & Mugel, LLP, counsel to Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit F hereto.

              12.1.(d) License  Agreement.  The License Agreement referred to in
       Section 7.4, duly executed by the Company.

              12.1.(e) Lease and Shared Use Agreement. The Lease and Shared Use Agreement referred to in Section 7.7, duly executed by Company.

              12.1.(f)   Contract  Packing   Agreement.   The  Contract  Packing
       Agreement referred to in Section 7.9, duly executed by Company.

              12.1.(g) Can Supply Agreement. The Can Supply Agreement referred to in Section 7.10, duly executed by Company.

              12.1.(h) Stock Resale Agreement. The Stock Resale Agreement referred to in Section 7.11 duly executed by the Company.

              12.1.(i) Mortgage and Security Releases. Releases of mortgages, liens and/or financing statements to the extent necessary to terminate any liens against, or security interests in, any of the Purchased Assets.

              12.1.(j)   Certified   Resolutions.   A  certified   copy  of  the
       resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

              12.1.(k) Certificate of Incorporation: By-laws. A copy of the By-laws of Company certified by the secretary of Company, and a copy of the Certificate of Incorporation of Company certified by the Secretary of State of the state of New York.

              12.1.(l) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

              12.1.(m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

       12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

              12.2.(a) Cash Purchase Price. To Company, cash in the amount required pursuant to Section 3.2.(b) by wire transfer of immediately available funds.

              12.2.(b) Northland Stock. To Company, a certificate or certificate for the number of shares of Northland Stock to be issued by Buyer as required by Section 3.2.(b) hereof.

              12.2.(c) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of the Assumed Liabilities as provided for in Article 2 and Section 3.2.(a).

              12.2.(d) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

              12.2.(e) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit G hereto.

              12.2.(f) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

              12.2.(g) Seneca License Agreement. The Seneca License Agreement referred to in Section 7.4, duly executed by Buyer.

              12.2.(h) Lease and Shared Use Agreement. The Lease and Shared Use Agreement referred to in Section 7.7, duly executed by Buyer.

              12.2.(i)   Contract  Packing   Agreement.   The  Contract  Packing
       Agreement described in Section 7.9, duly executed by Buyer.

              12.2.(j) Can Supply Agreement. The Can Supply Agreement described in Section 7.10, duly executed by Buyer.

              12.2.(k) Stock Resale Agreement. The Stock Resale Agreement described in Section 7.11, duly executed by Buyer.

              12.2.(l) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

              12.2.(m) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

13.    TERMINATION

       13.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

              13.1.(a) Mutual Agreement. By mutual written agreement of Buyer and Company, or

              13.1.(b) Termination Date. By either Buyer or Company if the Closing shall not have occurred on or before January 31, 1999, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

       13.2. Termination for Breach.

              13.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or
       (iii) Company shall have attempted to terminate this Agreement under this
       Article 13 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

              13.2.(b) Termination by Company. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived, or
       (iii) Buyer shall have attempted to terminate  this Agreement  under this
       Article 13 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

              13.2.(c) Effect of Termination. Termination of this Agreement by Buyer pursuant to clauses (i) or (iii) of Section 13.2.(a) or by Company pursuant to clauses (i) or (iii) of Section 13.2.(b) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against the other party. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' respective obligations under Sections 15.3 and 15.9 of this Agreement and the Confidentiality Agreement dated April 20, 1998 shall survive termination indefinitely.

14.    RESOLUTION OF DISPUTES

       14.1. Arbitration. After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 14. This Article 14 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

              14.1.(a) Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 15.5. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Article.

              14.1.(b) No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under
       Article 11 for the indemnification of a third-party claim shall be subject to arbitration under this Article 14 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 14 of the resolution of such claim.

              14.1.(c) Without the express written consent of all parties,  this
       Article 14 shall not apply where the amount in controversy, excluding attorney fees and expenses, exceeds $1,000,000.

       14.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

       14.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

       14.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

       14.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer and the Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Chicago, Illinois, for the purpose of confirming any such award and entering judgment thereon.

       14.6. Confidentiality. All proceedings under this Article 14, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

       14.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 14 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 11.4 hereof.

         14.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 14 are pending. The parties will take such action, if any, required to effectuate such tolling.

15.    MISCELLANEOUS

       15.1. Disclosure Schedule. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

       15.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Company and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

       15.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that the other party's approval shall not be required as to any statements and other information which a party may submit to the Securities and Exchange Commission or its stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NASDAQ, etc., or otherwise required by law; provided that such party shall consult with the other party to the extent possible prior to any such submission or statements.

       15.4. Assignment; Parties in Interest.

              15.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of the Company, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

              15.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

       15.5. Equitable Relief. Company agrees that any breach of Company's obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach of any nonsolicitation obligation imposed by Section 7.5 hereof or any breach by Company of its obligations imposed by Section 7.6 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. Buyer agrees that any breach of Buyer's nonsolicitation obligation imposed by Section 7.5 hereof will result in irreparable injury to Company for which a remedy at law would be inadequate; and that in addition to any relief at law which may be available to Company for such breach and regardless of any other provision contained in this Agreement, Company shall be entitled to injunctive and other equitable relief as a court may grant. This Section 15.5 shall not be construed to limit either party's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

       15.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Process and pleadings given to a party in the manner and at the address provided in Section 15.8 shall be deemed properly served and accepted for all purposes.

       15.7. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

       15.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           Northland Cranberries, Inc.
                           800 First Avenue South
                           P.O.  Box 8020
                           Wisconsin Rapids, Wisconsin 54495-8020
                           Attention:  John Swendrowski
                           Facsimile:  (715) 422-6800

                           (with a copy to)

                           Jeffrey J. Jones
                           Foley & Lardner
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202-5367
                           Facsimile:  (414) 297-4900

or to such other person or address as Buyer shall furnish to Company in writing.

                  (b)      If to Company:

                           Seneca Foods Corporation
                           1162 Pittsford-Victor Road
                           Pittsford, NY 14534
                           Attention:  Kraig Kayser
                           Facsimile:  (716) 385-4249

                           (with a copy to)

                           William I. Schapiro, Esq.
                           Jaeckle Fleischmann & Mugel, LLP
                           Fleet Bank Building
                           Twelve Fountain Plaza
                           Buffalo, NY 14202-2292
                           Facsimile:  (716) 856-0432

or to such other person or address as Company shall furnish to Buyer in writing.

       If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

       15.9.   Expenses.   Regardless   of  whether  or  not  the   transactions
contemplated hereby are consummated:

              15.9.(a) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

                     (i) Transfer Taxes.  Any sales,  use,  excise,  transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto (excluding, however, any North Carolina Highway Use Taxes described in Section 2.2.(c)).

                     (ii) Professional  Fees. All fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby, provided, however, that if Buyer or its accountants request any services from Company's accountants with respect to financial information of Company for the purpose of filing reports and exhibits concerning its acquisitions from Company in compliance with the Rules and Regulations of the Commission, including without limitation Form 8-K under the Act or Regulation S-X and the audits to be performed pursuant to Section 7.13, Buyer shall pay all reasonable fees and expenses of Company's accountants in providing such services.

              15.9.(b) Expenses to be Paid by Buyer. Buyer shall pay, and shall indemnify, defend and hold Company harmless from and against each of the following:

                     (i) North  Carolina  Highway Use Taxes.  All North Carolina
              Highway Use Taxes imposed on the transfer to Buyer of vehicles licensed in North Carolina.

                     (ii) Environmental Audit. The fees and other expenses relating to the environmental audit performed pursuant to Section
              7.3 hereof.

                     (iii) Title Insurance Premiums and Survey Costs. All premiums for the issuance of the title insurance policies issued pursuant to Section 7.1 hereof and all costs of the surveys performed pursuant to Section 7.2.

                     (iv) Filing Fees. All filing fees for the Hart-Scott-Rodino application filed pursuant to Section 7.9 hereof.

                     (v) Professional and Advisory Fees. All fees and expenses of Piper, Jaffray Inc. and of Buyer's legal accounting and other investment banking and professional counsel in connection with the transactions contemplated hereby.

              15.9.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

              15.9.(d) Costs of Litigation. The parties agree (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 14.4) that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest, provided, however, that if a party seeking monetary recovery recovers less than 50% of the amounts sought, the reasonable costs and expenses which it is entitled to recover from the other party will be reduced so that the costs and expenses which it is entitled to recover constitute the same proportion of its total costs and expenses as the percentage of its monetary recovery to the total recovery which is sought.

              15.9.(e) Brokerage. Except as to Piper Jaffray Inc., who shall be paid by Buyer, Company and Buyer have each represented and warranted to each other that there is no broker or finder involved or in any way connected with the transfer provided for herein on their behalf respectively and each agrees to hold the others harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

       15.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

       15.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       15.12. Jointly Drafted. This Agreement and the Ancillary Agreements have been jointly drafted by the respective representatives of Buyer and Company and no party shall be considered as being responsible for drafting the Agreement or any of the Ancillary Agreements for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement or any Ancillary Agreement shall be taken into account in construing the agreement.

       15.13. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

       15.14. Certain Definitions and Glossary of Terms. The following sets forth the certain definitions of capitalized terms used in this Agreement and the location of other such terms defined in the body of this Agreement.

                     (i) Definitions.

                            (1) "Knowledge," to the knowledge of," and any similar phrase, when referring to Company, means the actual and conscious knowledge of the following members of management of Company: A. S. Wolcott, Kraig Kayser, Philip
                     G. Paras, C. Edward Litten, J. Van Riper, C. L. Fohrd, Mike Peckham, Blake Kehoe and Vince Lammers after reasonable inquiry by them of selected employees of Company whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

                            (2) "Material Adverse Effect" means any change or changes in, or effect on, the Purchased Assets, the operation, maintenance, or condition (financial or otherwise) of the Purchased Assets, or the business of the Juice Division (or, the Juice Division as operated by the Buyer, after the Closing, as the case may be) in connection therewith after the date of this Agreement, or any change or changes in, or effect on, the Assumed Liabilities after the date of this Agreement, in each case that is, individually, or in the aggregate are, in the reasonable judgment of the Buyer, materially adverse to the Purchased Assets, the operation, maintenance, or condition (financial or otherwise) of the Purchased Assets, the business of the Juice Division (or, the Juice Division as operated by the Buyer, after the Closing, as the case may be) in connection therewith, and the Assumed Liabilities, taken as a whole, other than (i) any change or effect resulting from changes in the international U.S., regional or local wholesale or retail markets for consumer juice beverages, (ii) any changes or effects resulting from changes in U.S., Canadian, state, provincial or local laws, regulations or ordinances affecting the Purchased Assets, and (iii) any materially adverse change in or effect on the Purchased Assets, the operation, maintenance, or condition (financial or otherwise) of the Purchased Assets, the business of Juice Division in connection therewith, or the Assumed Liabilities which is cured (including by the payment of money) by Company to the reasonable satisfaction of the Buyer before the Termination Date.

                            (3) "Reasonable  Best Efforts" shall mean the taking
                     or performing of all commercially reasonable efforts, actions or other measures, provided that it shall not require that additional costs or expenses be incurred (other than incidental costs or expenses).

                            (4) "Transferring Employee Records" means all personnel files related to Company's personnel who will become employees of the Buyer to the extent such files pertain to (i) skill and development training and resumes,
                     (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, or (v) active medical restriction forms.

                     (ii) Glossary.

              "Affiliate" - Section 1.2.(j)
              "Assumed Contracts" - Section 2.1.(b)
              "Assumed Liabilities" - Section 2.1
              "Buyer's Accountants" - Section 3.3.(c)
              "Buyer's Affiliates" - Section 11.1 "CERCLA" - Section 2.2.(h) "Claim" - Section 11.1

              "Closing" - Preamble to Article 12
              "Closing Date" - Section 12
              "Code" - Section 3.5
              "Company's Accountants" -- Section 3.3.(c)(ii)
              "Contracts" - Section 1.1.(g) "Covered Employees" - Section 6.5 "Current Assets: - Section 3.3(a)
              "Debt Obligations" - Section 2.2.(g)
              "Disclosure Schedule" - Article 15.1
              "Effective Time" - Section 3.3.(c)(i)
              "Employee Plans/Agreements" - Section 4.16.(a)
              "Environmental Laws" - Section 4.11.(c)
              "ERISA" - Section 4.16.(a)
              "Excluded Assets" - Section 1.2
              "Final Closing Balance Sheet" - Section 3.3.(c)(iii)
              "Frozen LUA Agreement" - Section 7.19.(b)
              "Government Entities" - Section 2.2.(n)
              "Hazardous Substances" - Section 2.2.(h)
              "HSR Act" - Section 4.3 "IRS" - Section 3.5
              "Indemnified Party" - Section 11.3.(a)
              "Indemnifying Party" - Section 11.3.(a)
              "Interim Adjustment" - Section 3.2.(c)(i)
              "Interim Closing Balance Sheet" - Section 3.3.(c)(ii) "Inventory" - Section 1.1.(d)
              "Jackson Sauerkraut Facility" - Recital D
              "Juice Division" - Recital A
              "Juice Division Business" - Section 4.4
              "Juice Division Employees" - Section 3.5
              "Juice Division Trade Rights" - Section 1.1.(f)
              "Laws" - Section 2.2.(n)
              "Leased Real Property" - Section 1.1.(b)
              "Liability" - Section 2.1
              "Lien" - Section 4.12.(a)
              "Litigation" - Section 2.2.(i)
              "LUA Agreement" - Section 7.19
              "Northland Stock" - Section 3.2.(b)
              "Orders" - Section 2.2.(n)
              "Owned Real Property" - Section 1.1.(a)
              "PBGC" - Section 4.16.(b)(ii)
              "Permitted Real Property Liens" - Section 4.12.(a)
              "Personal Property Leases" - Section 1.1.(e)
              "Preliminary Closing Balance Sheet" - Section 3.3.(b)(i) "Products" - Section 4.20
              "Publix" - Section 7.19
              "Purchased Assets" - Section 1.1

              "Purchase Price" - Section 3.1
              "Real Property" - Section 4.12.(c)
              "Real Property Leases" - Section 1.1.(b)
              "Recent Balance Sheet" - Section 4.4
              "Settlement Date" - Section 3.2.(d)
              "Shelf-Stable LUA Agreement" - Section 7.19.(a) "Third Accounting Firm" - Section 3.3.(c)(iii) "Trade Rights" - Section 1.1.(f)
              "Transferred Employees" - Section 6.1.(a)
              "Transferred Union Employees" - Section 6.1.(c) "Western Facilities" - Recital C
              "Westfield Maid" - Section 1.1.(g)(ii)
              "Westfield Maid Agreement" - Section 1.1.(g)(ii)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.




                       THIS SPACE INTENTIONALLY LEFT BLANK

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   NORTHLAND CRANBERRIES, INC.



                                   By:   /s/John Swendrwoski
                                         John Swendrowski
                                         Chairman and Chief Executive Officer


                                   SENECA FOODS CORPORATION



                                   By:   /s/Kraig Kayser
                                         Kraig Kayser
                                         President and Chief Executive Officer